     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1996.

                                                           REGISTRATION NO.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         PRIME MEDICAL SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               74-2652727
                                                  (I.R.S. EMPLOYER
    (STATE OR OTHER JURISDICTION OF              IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                  1301 CAPITAL OF TEXAS HIGHWAY, SUITE C-300
                           AUSTIN, TEXAS 78746-6550
                                (512) 328-2892
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              KENNETH S. SHIFRIN
                         PRIME MEDICAL SERVICES, INC.
                  1301 CAPITAL OF TEXAS HIGHWAY, SUITE C-300
                           AUSTIN, TEXAS 78746-6550
                                (512) 328-2892
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           TIMOTHY L. LAFREY                     JEFFREY A. CHAPMAN
    SMALL, CRAIG & WERKENTHIN, P.C.            VINSON & ELKINS L.L.P.
          100 CONGRESS AVENUE                 3700 TRAMMEL CROW CENTER
              SUITE 1100                          2001 ROSS AVENUE
          AUSTIN, TEXAS 78701                 DALLAS, TEXAS 75201-2975
            (512) 472-8355                         (214) 220-7700
          FAX: (512) 320-9734                    FAX: (214) 220-7716

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                                     PROPOSED        PROPOSED
                                       AMOUNT        MAXIMUM          MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF           TO BE      OFFERING PRICE     AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)   PER SHARE(2)  OFFERING PRICE(2)      FEE
- ------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value(3).......................     11,393,326      $17.625      $200,807,370.75    $69,243.92
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) Includes 1,486,086 shares subject to over-allotment options granted by the Registrant to the Underwriters. See "Underwriting."
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low sales prices reported on The Nasdaq National Market for the Registrant's Common Stock on May 28, 1996.
(3) This Registration Statement also pertains to rights to purchase shares of Common Stock of the Registrant. One right is attached to and trades with each share of Common Stock of the Registrant. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Common Stock.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement covers the registration of 9,114,661 shares of Common Stock to be offered in a public offering in the United States and Canada (the "U.S. Offering") and 2,278,665 shares of Common Stock to be offered in a concurrent public offering outside of the United States and Canada (the "International Offering"). The complete form of prospectus relating to the U.S. Offering (the "U.S. Prospectus") follows immediately after this explanatory note. The form of prospectus relating to the International Offering (the "International Prospectus") will be identical in all respects to the U.S. Prospectus, except that the International Prospectus contains different front and back cover pages. The form of the U.S. Prospectus included herein is followed by those pages to be used in the International Prospectus which differ from those in the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 4, 1996

PROSPECTUS
     , 1996

                                9,907,240 SHARES
                          PRIME MEDICAL SERVICES, INC.
                                  COMMON STOCK

  Of the 9,907,240 shares of Common Stock being offered hereby, 7,925,792 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 1,981,448 shares are being offered initially outside of the United States and Canada by the International Managers (the "International Offering"). See "Underwriting." Of the 9,907,240 shares of Common Stock being offered, 5,000,000 shares are being sold by the Company and 4,907,240 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. On June 3, 1996, the last sale price of the Common Stock as reported on The Nasdaq National Market was $19.50 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                   PRICE   UNDERWRITING   PROCEEDS  PROCEEDS TO
                                   TO THE DISCOUNTS AND    TO THE   THE SELLING
                                   PUBLIC COMMISSIONS(1) COMPANY(2) STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.........................  $          $            $           $
Total(3).......................... $          $            $           $
- --------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses estimated at $750,000, which will be paid by the Company.
(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 1,188,869 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. The Company has also granted the International Managers an option, exercisable within 30 days of the date hereof, to purchase up to 297,217 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to the Public, Underwriting Discounts
    and Commissions and Proceeds to the Company will be $   , $    and $   ,
    respectively. See "Underwriting."

  The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New York
on or about    , 1996.

DONALDSON, LUFKIN & JENRETTE                  PRUDENTIAL SECURITIES INCORPORATED
     SECURITIES CORPORATION

                         PRIME MEDICAL SERVICES, INC.
                           LITHOTRIPSY SERVICE AREA




                       [MAP OF UNITED STATES INDICATING
                   THE LOCATIONS SERVED BY THE COMPANY AND
                        THE LOCATION OF THE PRINCIPAL
                       EXECUTIVE OFFICES OF THE COMPANY]




                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" refers to Prime Medical Services, Inc. and its consolidated subsidiaries and affiliated partnerships and limited liability companies. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' options to purchase up to 1,486,086 additional shares from the Company solely to cover over-allotments, if any.

                                  THE COMPANY

  The Company is the largest and fastest growing provider of lithotripsy services in the United States. Lithotripsy is a non-invasive procedure for the treatment of kidney stones, typically performed on an outpatient basis, that eliminates the need for lengthy hospital stays and extensive recovery periods associated with surgery. The Company has an economic interest in 48 mobile and six fixed site lithotripters, all but two of which are operated by the Company. The Company's lithotripters performed approximately 31,000, or approximately 17%, of the estimated 180,000 lithotripsy procedures performed in the United States in 1995. Approximately 1,850 urologists utilized the Company's lithotripters in 1995, representing approximately 25% of the estimated 7,300 active urologists in the United States. Of these physicians, approximately 900 (12% of the U.S. total) also own minority interests in certain lithotripters of the Company. In addition, management believes that the Company has collected the United States' largest lithotripsy treatment database, containing detailed treatment and outcomes data on over 100,000 lithotripsy procedures, which the Company and its associated urologists utilize to provide the highest quality of lithotripsy services as efficiently as possible.

  The Company began providing lithotripsy services with an acquisition in 1992 and has grown rapidly since that time through a total of ten acquisitions with interests in 54 lithotripters. Forty-six of the Company's 54 lithotripsy operations were formed by the Company's current directors and managers prior to the Company's acquisition of such operations. Since 1992, the Company has substantially divested its non-lithotripsy businesses. Lithotripsy revenues have grown from no revenues in 1991 to $22.2 million in 1995. Total revenues and income before extraordinary items (including the divested businesses) grew over the same period from $12.7 million to $23.2 million and from $200,000 to $7.2 million, respectively. Revenues and net income for the year ended December 31, 1995, pro forma for the Recent Acquisitions (as defined) and this offering, were $90.1 million and $19.4 million, respectively. Pro forma revenues and net income for the three months ended March 31, 1996, were $21.5 million and $4.6 million, respectively.

  The Company provides lithotripsy services at approximately 380 hospitals and surgery centers in 31 states. The Company provides non-medical services related to the operation of the lithotripters, including scheduling, staffing, training, quality assurance, maintenance, regulatory compliance and contracting with payors, hospitals and surgery centers, while medical care is rendered by urologists utilizing the lithotripters. On a pro forma basis for 1995, the Company was paid directly by hospitals or surgery centers for slightly more than one-half of the lithotripsy procedures performed by its lithotripters. In the remaining procedures, the Company was paid directly by the patient or the patient's third-party payor, with government payors (Medicare, Medicaid and Champus) accounting for approximately 20% of the pro forma 1995 revenues derived from such direct-pay procedures. In addition, the Company has over 200 contracts with managed care organizations.

  The market for lithotripsy services remains highly fragmented. While the Company operates approximately 15% of the estimated 350 lithotripters currently operated in the United States, the Company believes that the next five largest lithotripsy service companies collectively account for less than 20% of the country's lithotripters, and that no other lithotripsy service company operates more than 2%. In addition, the Company does not currently serve 52 of the 100 largest Metropolitan Statistical Areas (the "MSAs") in the United States.

Moreover, management believes that demographics favor growth in lithotripsy services, with the highest incidence of kidney stones occurring in men 45 to 64 years of age. This is the fastest growing segment of the U.S. population and is primarily covered by private payor plans rather than government payors.

  The Company's strategy to continue its growth is as follows:

    . Continue to grow through acquisitions.

    . Form operations to serve new markets and expand operations in existing markets.

    . Employ its proprietary outcomes database to optimize quality and efficiency.

    . Develop strategic alliances with vertically integrated networks of providers.

    . Develop new business opportunities in partnership with urologists.

  The Company is a Delaware corporation. Its principal executive offices are located at 1301 Capital of Texas Highway, Austin, Texas 78746, and its telephone number is (512) 328-2892.

                                 RECENT EVENTS

  In April 1996, the Company acquired Lithotripters, Inc. (the "Litho Acquisition") for $86.0 million, consisting of $70.0 million in cash and 1.6 million shares of restricted Common Stock. Lithotripters, Inc. operates 31 lithotripters serving approximately 200 locations in 19 states. The Litho Acquisition provided the Company with complementary geographic coverage as well as additional expertise in forming and managing lithotripsy operations. Senior management of Lithotripters, Inc., most of whom have remained associated with the Company, formed all of Lithotripters, Inc.'s operations. The President of Lithotripters, Inc. at the time of the acquisition, Dr. Joseph Jenkins, is now President and Chief Executive Officer of the Company.

  In October 1995, the Company acquired Sun Medical Technologies, Inc. ("Sun") for an aggregate purchase price of approximately $16.2 million. Sun operates eight lithotripters serving approximately 70 locations in six states. This acquisition also extended the Company's service area and provided the Company with experienced managers.

  The acquisition of Sun, together with two small acquisitions of one lithotripter each in early 1995, are collectively referred to herein as the "1995 Acquisitions" and, together with the Litho Acquisition, are referred to as the "Recent Acquisitions."

                                  THE OFFERING

Common Stock offered:
  By the company.........................  5,000,000 shares
  By the Selling Stockholders(1).........  4,907,240 shares
                                          ----------
    Total(1).............................  9,907,240 shares
                                          ==========
Common Stock outstanding after the
 offering(1)(2).......................... 24,028,600 shares
                                          ==========
Use of proceeds by the Company........... To repay indebtedness, to pursue the
                                          Company's acquisition and growth
                                          strategy and for general corporate
                                          purposes. See "Use of Proceeds."
Nasdaq symbol............................ PMSI

- --------------------
(1) Includes 1,244,597 net shares of Common Stock reserved for issuance upon exercise of certain warrants issued by the Company to the Selling Stockholders. These warrants will be exercised (the "Warrant Exercise") prior to, and such shares will be sold in, this offering. The Company expects to receive approximately $4.1 million in net proceeds upon the Warrant Exercise.
(2) Based on the number of shares outstanding as of May 31, 1996. Excludes options outstanding on May 31, 1996, to purchase up to 928,167 shares of Common Stock at a weighted average exercise price of $7.32 per share. Also excludes 373,500 shares of Common Stock available for issuance under the Prime Medical Services, Inc. 1993 Stock Option Plan (the "Option Plan"). See "Management--Option Plan."

                                  RISK FACTORS

  Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

  Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of the Company's services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described in "Risk Factors." See "Risk Factors."

           SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                                            THREE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                     MARCH 31,
                         ------------------------------------------------ -----------------------
                                                                    PRO                     PRO
                                                                   FORMA                   FORMA
                          1991     1992    1993    1994    1995   1995(1)  1995    1996   1996(2)
                                     (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATING
 DATA:
 Lithotripsy revenues... $   --   $ 4,291 $ 7,309 $14,843 $22,153 $89,085 $ 4,196 $ 7,002 $21,310
 Total revenues......... $12,747   19,317  20,568  24,768  23,195  90,127   4,506   7,224  21,532
 Operating income
  (loss)................    (419)   1,670   2,884   6,516   9,943  51,872   1,872   3,054  11,980
 Income before income
  taxes, minority
  interest and
  extraordinary item....     346    1,717   2,749   5,742   9,511  51,334   1,647   2,647  12,068
 Income before income
  taxes and
  extraordinary item....     346    1,717   2,749   5,051   8,090  21,307   1,433   2,170   5,148
 Income before
  extraordinary
  item(3)...............     200    1,008   2,539   4,504   7,204  19,364   1,281   1,906   4,645
 Net income(3)..........     303    1,592   2,539   4,504   7,204  19,364   1,281   1,906   4,645
 Pro forma net in-
  come(4)...............                                           12,784                   3,089
 Fully diluted earnings
  per share(3)..........   $0.03    $0.17   $0.21   $0.31   $0.46   $0.82   $0.09   $0.12   $0.19
 Pro forma fully diluted
  earnings per
  share(4)..............                                            $0.55                   $0.13
 Weighted average shares
  outstanding...........   8,300    9,411  12,371  14,650  16,010  24,120  14,841  17,368  24,526
OTHER DATA:
 Number of lithotripters
  at end of period......       0        1       5      13      23      54      13      23      54
 Number of lithotripsy
  procedures............       0      986   2,348   6,057  11,308  31,053   2,091   3,672   7,350
 Approximate number of
  locations served......       0        1      26      90     160     380      90     160     380

                                 AS OF MARCH 31, 1996
                          -----------------------------------
                                                 PRO FORMA
                          ACTUAL  PRO FORMA(5) AS ADJUSTED(6)
BALANCE SHEET DATA:
 Working capital......... $ 3,841   $  9,781      $ 14,781
 Total assets............  74,567    193,620       193,620
 Long-term debt, net of
  current maturities.....  17,467     87,599         8,120
 Minority interest.......     730     14,523        14,523
 Stockholders' equity....  50,036     62,926       147,405

- --------------------
(1) Gives effect to the following pro forma adjustments as if they had occurred on January 1, 1995: (a) the Recent Acquisitions; and (b) the sale of five million shares of Common Stock offered hereby by the Company at an assumed public offering price of $17.00 per share and the application of the net proceeds therefrom and from the Warrant Exercise. See "Use of Proceeds," "Pro Forma Consolidated Financial Statements" and the Company's Consolidated Financial Statements included elsewhere herein.
(2) Gives effect to the following pro forma adjustments as if they had occurred on January 1, 1995: (a) the Litho Acquisition; and (b) the sale of five million shares of Common Stock offered hereby by the Company at an assumed public offering price of $17.00 per share and the application of the net proceeds therefrom and from the Warrant Exercise. See "Use of Proceeds," "Pro Forma Consolidated Financial Statements" and the Company's Consolidated Financial Statements included elsewhere herein.
(3) The Company had approximately $9.5 million of net operating loss carryforwards (the "NOL") as of March 31, 1996. The Company expects the NOL will be fully utilized in early 1997. As a result of the utilization of the NOL, the Company's effective federal income tax rate for both the year ended December 31, 1995 and for the three months ended March 31, 1996 was 2%.
(4) Reflects pro forma net income and fully diluted earnings per share using an assumed combined state and federal income tax rate of 40%.
(5) Gives effect to the Litho Acquisition as if it had occurred on March 31, 1996.
(6) Gives effect to the following pro forma adjustments as if they had occurred on March 31, 1996: (a) the Litho Acquisition; and (b) the sale of five million shares of Common Stock offered hereby by the Company at an assumed public offering price of $17.00 per share and the application of the net proceeds therefrom and from the Warrant Exercise. See "Use of Proceeds," "Pro Forma Consolidated Financial Statements" and the Company's Consolidated Financial Statements included elsewhere herein.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, together with the other information set forth in this Prospectus, in evaluating an investment in shares of Common Stock of the Company.

ACQUISITION GROWTH STRATEGY

  The Company has followed an aggressive acquisition strategy since 1992 that has resulted in rapid growth in its business. This acquisition strategy is dependent on the continued availability of suitable acquisition candidates and subjects the Company to the risks inherent in assessing acquisition candidates and integrating and managing the operations of acquired companies. The Company's growth is also expected to place significant demands on the Company's financial and management resources. Moreover, the Federal Trade Commission ("FTC") initiated an investigation in 1991 to determine whether the limited partnerships in which Lithotripters, Inc. is the general partner posed an unreasonable threat to competition in the healthcare field. While the FTC has notified the Company that the investigation has been closed, and no action was taken, the FTC or another governmental authority charged with the enforcement of federal or state antitrust laws might, due to the Company's size and market share, seek to restrict the Company's future growth by prohibiting or restricting the acquisition of additional lithotripsy facilities. Consequently, there can be no assurance that the Company will be able to continue to grow or that its growth strategy will prove successful. Moreover, in view of the Company's significant recent growth, the Company's historical financial performance may not be indicative of its future performance. The Company's failure to implement its growth strategy successfully could adversely affect the Company. See "Business--Strategy."

OPERATIONS SUBJECT TO GOVERNMENT REGULATION

  The Company is subject to extensive regulation by both the federal and state governments. The Company has agreed to purchase the partnership interests of certain affiliated physician-investors in the event of changes in the law that prohibit, or the occurrence of enforcement actions that challenge, the ownership by physician-investors of an interest in a lithotripsy treatment facility. These mandatory purchase obligations generally require the payment by the Company of a multiple of earnings similar to multiples used by the Company in pricing the original acquisition of such interests. To the extent the Company is required to purchase such interests, such purchases might cause a default under the terms of the Company's Senior Credit Facility (the "Senior Credit Facility"), impair the Company's relationship with urologists and otherwise have a material adverse impact on the Company. While the Company believes that it is in compliance in all material respects with all applicable laws that govern the Company's business and operations, these laws are complex and have been broadly construed by courts and enforcement agencies. Accordingly, there can be no assurance that the Company will not be required to change its business practices or its investment relationships with urologists or that the Company will not experience a material adverse affect as a result of any challenge made by a federal or state regulatory agency in connection with its investigation of such practices or relationships. See "Business--Strategy" and "Business--Lithotripsy Operations."

UNCERTAINTIES RELATED TO CHANGING HEALTHCARE ENVIRONMENT

  The healthcare industry has experienced substantial changes in recent years. Although managed care has yet to become a major factor in the delivery of lithotripsy services, the Company anticipates that managed care programs, including capitation plans, may play an increasing role in the delivery of lithotripsy services and that competition in the lithotripsy services industry may shift from individual practitioners to health maintenance organizations ("HMOs") and other significant providers of managed care. No assurance can be given that the Company will prosper in the changing healthcare environment. See "Business--Strategy."

  In addition, the hospitals and surgery centers to which the Company provides services are reimbursed for lithotripsy services under various federal and state programs, including Medicare, Medicaid and Champus, primarily at fixed rates. These programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or requiring the Company to modify the way in which it operates its business. The Company is not able to predict whether changes will be made in the rates prescribed by these governmental programs. Such changes could have a material adverse effect on the Company. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in prescribed rates may adversely affect the Company.

  There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including services provided by the Company. The Company believes that such initiatives may continue in the future. Aspects of certain of these reforms as proposed in the past could, if adopted, adversely affect the Company.

RISKS INHERENT IN THE PROVISION OF MEDICAL SERVICES

  The urologists who use the Company's lithotripters are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of liability claims. Since the Company typically operates the lithotripters used by the urologists and provides lithotripsy nurses and radiology technicians to assist the urologists in the use of lithotripters, the Company may also be named in a claim against a urologist in connection with performing a lithotripsy procedure at the Company's facilities. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. To date, there have been no material medical professional claims made against the Company. While the Company maintains professional liability insurance, there can be no assurance that any such claims against the Company will not exceed the amount of insurance maintained. Successful malpractice claims asserted against the Company, to the extent not covered by the Company's liability insurance, could adversely affect the Company. See "Business--Lithotripsy Operations."

COMPETITION

  The lithotripsy services industry is fragmented and highly competitive in many respects. Moreover, certain of the Company's current and potential competitors have substantially greater financial resources than the Company and may compete with the Company for acquisitions and development of operations in markets targeted by the Company. The Company has experienced competition in the acquisition of existing lithotripsy facilities and the development of relationships with treating physicians. The Company has also experienced competition from hospitals or treating physicians who have opened their own lithotripsy facilities. Such competition could intensify in the event of a decrease in the purchase price of lithotripters or if the supply of new or used lithotripters increases over time. Another significant provider of lithotripsy services is also a manufacturer of lithotripsy equipment, which may create different incentives for such provider in pricing lithotripsy services. Moreover, while the Company believes that lithotripsy has emerged as the superior treatment for kidney stone disease, the Company competes with alternative kidney stone disease treatments. See "Business--Competition."

TECHNOLOGICAL CHANGES

  The equipment and software utilized by the Company in the provision of its lithotripsy services have been characterized by technological changes. Although the Company believes that its equipment and software can generally be upgraded as necessary to remain technologically current, the development of new technologies or refinements of existing ones might render the Company's existing equipment and software technologically or economically obsolete. Although the Company is not aware of any pending technological developments that would be likely to materially and adversely affect its business, there can be no assurance that such developments will not occur. There is also a risk that the particular manufacturers of the Company's equipment may discontinue the manufacture of such equipment or may not offer equipment and software upgrades necessary to keep such equipment technologically current. Even if such upgrades are available, there can be no assurance that the Company will have the financial resources to acquire them. See "Business-- Industry Overview" and "--Lithotripsy Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the services and management experience of the Company's executive officers, including Kenneth S. Shifrin, Chairman of the Board, and Joseph Jenkins, M.D., President and Chief Executive Officer of the Company. The Company does not carry key-man life insurance in material amounts on any of its officers. The loss of, or the failure to attract, qualified employees could adversely affect the Company. In addition, the Company's continued growth depends upon its ability to attract and retain skilled employees, particularly highly skilled lithotripsy nurses and radiology technicians. See "Management."

DEPENDENCE ON PHYSICIANS

  The Company depends upon the treatment of patients by urologists practicing in the communities served by the Company's lithotripters. In some cases, the Company's affiliated physician-investors have entered into noncompetition agreements with the Company under which they have agreed to refrain from owning interests in competing facilities for various periods. While the Company has generally experienced compliance with the terms of these noncompetition agreements, such enforceability is generally a matter of state law, varies from state-to-state and is evolving over time. Additionally, in some cases the Company may be forced to purchase the minority ownership interests of one or more affiliated urologist-investors under mandatory repurchase arrangements existing between the Company and such urologist-investors. The loss of relationships with key treating urologists at a particular facility, whether due to retirement, relocation, dissatisfaction with the Company's services, regulatory referral prohibitions or other factors, could adversely affect the Company. See "--Operations Subject to Government Regulation."

ANTITAKEOVER PROVISIONS

   The Company's Rights Agreement (which entitles the Company's stockholders, other than certain acquiring persons, under the circumstances described therein, to purchase Common Stock or the common stock of certain acquiring persons at prices equal to one-half of the fair market value thereof) and the Company's Certificate of Incorporation include several provisions that may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management of the Company, or limiting the ability of stockholders to approve transactions that they may deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market or the perception that such sales might occur could adversely affect the prevailing market price for the Common Stock and the ability of the Company to raise equity capital. The Company cannot predict the effect, if any, that sales of shares of its Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities at a time and price that it deems appropriate. Certain stockholders of the Company, including the recipients of Common Stock in the Litho Acquisition, are also entitled to registration rights.

DIVIDEND POLICY AND RESTRICTIONS

  The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The Senior Credit Facility also prohibits the Company from paying dividends and making other distributions on its Common Stock. See "Price Range of Common Stock," "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered by the Company hereby, after deducting underwriters' discounts and commissions and estimated expenses of the offering and assuming a public offering price of $17.00, will be approximately $80.4 million ($104.5 million in the event the underwriters' over-allotment options are exercised). The Company will also receive approximately $4.1 million upon the Warrant Exercise, resulting in total net proceeds to the Company of approximately $84.5 million ($108.6 million in the event the underwriters' over-allotment options are exercised). The Company intends to use such net proceeds (i) to repay the full amount outstanding under the $40.0 million revolving credit loan included in the Senior Credit Facility (approximately $34.5 million),
(ii) to repay $47.7 million of the term loan included in the Senior Credit Facility (or $50.0 million in the event the underwriters' over-allotment options are exercised), (iii) to extinguish approximately $2.3 million of notes payable, and (iv) to the extent there are proceeds remaining, for general corporate purposes. Following the offering, the entire $40.0 million will be available under the Company's revolving credit loan to finance the Company's acquisition and growth strategy. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  The Company's Senior Credit Facility, consisting of a term loan of $50.0 million and a revolving credit facility of $40.0 million, matures on April 30, 2001. The term loan amortizes over the five years of its term with quarterly principal payments aggregating $7.0 million in year one, $8.0 million in year two, $10.0 million in year three, and $12.5 million in each of the remaining two years.

  The Senior Credit Facility was established for the purpose of financing acquisitions and for other general corporate purposes. Interest accrues on amounts outstanding under the Senior Credit Facility at variable rates determined in accordance with formulas set forth in related agreements. Currently, interest is accruing on the Senior Credit Facility at the rate of 8.1875% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "PMSI." The following table sets forth, for the periods indicated, the high and low sale prices per share for the Common Stock as reported on The Nasdaq National Market.

                                                                   HIGH   LOW
1994
  First Quarter.................................................. $ 3.00 $ 2.50
  Second Quarter.................................................   3.00   2.38
  Third Quarter..................................................   3.38   2.38
  Fourth Quarter.................................................   3.63   3.00
1995
  First Quarter..................................................   4.00   3.25
  Second Quarter.................................................   4.94   3.38
  Third Quarter..................................................   4.88   4.06
  Fourth Quarter.................................................   9.13   4.63
1996
  First Quarter..................................................  13.50   6.50
  Second Quarter (to June 3, 1996)...............................  19.50  12.50

  The last reported sale price of the Common Stock as reported on the Nasdaq National Market on June 3, 1996 was $19.50. At June 3, 1996 there were approximately 923 holders of record of the Common Stock.

                                DIVIDEND POLICY

  The Company currently anticipates that all earnings will be retained for the development and expansion of its business and therefore does not anticipate paying dividends on its Common Stock in the foreseeable future. In addition, the Company's Senior Credit Facility contains provisions that prohibit the Company from paying dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth, as of March 31, 1996, (i) the actual capitalization of the Company and (ii) the capitalization of the Company (a) pro forma to reflect consummation of the Litho Acquisition and (b) as further adjusted to reflect the sale of 5,000,000 shares of Common Stock offered hereby by the Company at a public offering price of $17.00 per share, the application of the net proceeds therefrom and the receipt of the net proceeds from the Warrant Exercise, all as if they occurred on March 31, 1996. See "Use of Proceeds" and "Pro Forma Consolidated Financial Statements."

                                                     AS OF MARCH 31, 1996
                                                 -------------------------------
                                                        (IN THOUSANDS)
                                                                      PRO FORMA
                                                             PRO         AS
                                                  ACTUAL   FORMA(1)  ADJUSTED(2)
Short-term debt and current maturities of long-
 term debt.....................................  $  1,511  $  6,974   $  1,974
                                                 ========  ========   ========
Long-term debt, net of current maturities......  $ 17,467  $ 87,599   $  8,120
Minority interest..............................       730    14,523     14,523
Stockholders' equity:
  40,000,000 shares authorized; 15,807,269
   shares issued and outstanding; 17,443,633
   shares issued and outstanding, pro forma(1);
   23,733,600 shares issued and outstanding pro
   forma as adjusted(2)........................       158       174        237
Additional paid-in capital.....................    63,968    79,842    164,258
Accumulated deficit............................   (14,090)  (17,090)   (17,090)
                                                 --------  --------   --------
    Total stockholders' equity.................    50,036    62,926    147,405
                                                 --------  --------   --------
Total capitalization...........................  $ 68,233  $165,048   $170,048
                                                 ========  ========   ========

- ---------------------
(1) Includes the issuance of 1,636,364 shares of Common Stock in the Litho Acquisition.
(2) Includes 5,000,000 shares of Common Stock offered hereby, 1,244,597 shares to be issued as a result of the Warrant Exercise, and 45,370 shares issued after March 31, 1996 but prior to the date of this Prospectus.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 is based on the historical consolidated financial statements of the Company adjusted as if the following events occurred on January 1, 1995: (a) the Recent Acquisitions; and (b) the sale of five million shares of Common Stock offered hereby by the Company at an assumed public offering price of $17.00 per share and the application of the net proceeds therefrom and from the Warrant Exercise. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1996 is based on the historical consolidated financial statements of the Company adjusted as if the following events occurred on January 1, 1995: (a) the Litho Acquisition; and (b) the sale of five million shares of Common Stock offered hereby by the Company at an assumed public offering price of $17.00 per share and the application of the net proceeds therefrom and from the Warrant Exercise. The unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996, is based on the historical consolidated financial statements of the Company adjusted as if the following events occurred on March 31, 1996: (a) the Litho Acquisition; and (b) the sale of five million shares of Common Stock offered hereby by the Company at an assumed offering price of $17.00 per share and the application of the net proceeds therefrom and from the Warrant Exercise. The unaudited Pro Forma Consolidated Statements of Operations combine the historical results of the Company with the historical results of the Recent Acquisitions or the Litho Acquisition, as the case may be, prior to the dates the Company made such acquisitions, using the purchase method of accounting. These Pro Forma Consolidated Financial Statements are not necessarily indicative of the operating results that would have been achieved had such transactions occurred at the beginning of each period presented.

  These statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related financial statements and notes thereto of the Company and Lithotripters, Inc. included elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                         1995
                                     ACQUISITIONS    HISTORICAL      LITHO
                         HISTORICAL      AND       LITHOTRIPTERS, ACQUISITION    OFFERING     PRO FORMA
                          COMPANY   ADJUSTMENTS(A)      INC.      ADJUSTMENTS   ADJUSTMENTS  AS ADJUSTED
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fee revenue.............  $23,195      $ 7,717        $59,215                                  $90,127
Costs and expenses:
 Cost of services and
  general and
  administrative
  expenses..............   10,057        3,552         15,545                                   29,154
 Depreciation and
  amortization..........    3,195        1,515          5,031          (640)(B)                  9,101
                          -------      -------        -------       -------       ------       -------
                           13,252        5,067         20,576          (640)(C)                 38,255
                          -------      -------        -------       -------       ------       -------
 Operating income.......    9,943        2,650         38,639           640                     51,872
Other income
 (deductions):
 Interest and
  dividends.............      152                                                                  152
 Interest expense.......   (1,231)      (1,626)          (250)       (5,950)(D)    7,181(H)     (1,876)
 Other, net.............      647           60            479                                    1,186
                          -------      -------        -------       -------       ------       -------
                             (432)      (1,566)           229        (5,950)       7,181          (538)
 Income before provision
  for income taxes and
  minority interest.....    9,511        1,084         38,868        (5,310)       7,181        51,334
Minority interest in
 consolidated income....    1,421          633         26,210         1,763 (E)                 30,027
Provision for income
 taxes..................      886                                       483 (F)      574(F)      1,943
                          -------      -------        -------       -------       ------       -------
 Net income.............  $ 7,204      $   451        $12,658       $(7,556)      $6,607       $19,364
                          =======      =======        =======       =======       ======       =======
Primary earnings per
 share:
 Net income.............  $  0.47                                                              $  0.84
 Weighted average shares
  outstanding...........   15,298           62                        1,702 (G)    5,926(I)     22,988
Fully diluted earnings
 per share:
 Net income.............  $  0.46                                                              $  0.82 (F)
 Weighted average shares
  outstanding...........   16,010          991                        1,702 (G)    5,417(I)     24,120


   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Statements.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                      HISTORICAL      LITHO
                         HISTORICAL LITHOTRIPTERS, ACQUISITION    OFFERING      PRO FORMA
                          COMPANY        INC.      ADJUSTMENTS   ADJUSTMENTS   AS ADJUSTED
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fee revenue.............  $ 7,224      $14,308                                   $21,532
Costs and expenses:
 Cost of services and
  general and
  administrative
  expenses..............    3,021        4,284                                     7,305
 Depreciation and
  amortization..........    1,149        1,129           (31)(B)                   2,247
                          -------      -------       -------       ------        -------
                            4,170        5,413           (31)(C)                   9,552
                          -------      -------       -------       ------        -------
 Operating income.......    3,054        8,895            31                      11,980
Other income
 (deductions):
 Interest and
  dividends.............       22            0                                        22
 Interest expense.......     (509)         (53)       (1,488)(D)    1,795 (H)       (255)
 Other, net.............       80          241                                       321
                          -------      -------       -------       ------        -------
                             (407)         188        (1,488)       1,795             88
 Income before provision
  for income taxes and
  minority interest.....    2,647        9,083        (1,457)       1,795         12,068
Minority interest in
 consolidated income....      477        6,089           354 (E)                   6,920
Provision for income
 taxes..................      264                         95 (F)      144 (F)        503
                          -------      -------       -------       ------        -------
 Net income.............  $ 1,906      $ 2,994       $(1,906)      $1,651        $ 4,645
                          =======      =======       =======       ======        =======
Primary earnings per
 share:
 Net income.............  $  0.12                                                $  0.20
 Weighted average shares
  outstanding...........   16,360                      1,702 (G)    5,456 (I)     23,518
Fully diluted earnings
 per share:
 Net income.............  $  0.12                                                $  0.19 (F)
 Weighted average shares
  outstanding...........   17,368                      1,702 (G)    5,455 (I)     24,525



   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Statements.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                       HISTORICAL      LITHO
                          HISTORICAL LITHOTRIPTERS, ACQUISITION    OFFERING      PRO FORMA
                           COMPANY        INC.      ADJUSTMENTS   ADJUSTMENTS   AS ADJUSTED
                                                 (IN THOUSANDS)
ASSETS:
Current assets:
 Cash and cash
  equivalents...........   $ 3,316      $14,639                                  $ 17,955
 Accounts receivable,
  trade, net............     3,574       12,547                                    16,121
 Other current assets...     2,073          992                                     3,065
                           -------      -------       -------       -------      --------
  Total current assets..     8,963       28,178                                    37,141
Property and equipment,
 net....................     4,309       21,770        (9,770)(J)                  16,309
Intangible assets, net..    52,300                     86,437 (K)                 131,914
                                                       (6,823)(L)
Equity investments......     7,323                                                  7,323
Other assets............     1,672           61          (800)(M)                     933
                           -------      -------       -------       -------      --------
  Total assets..........   $74,567      $50,009       $69,044                    $193,620
                           =======      =======       =======       =======      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Current liabilities:
 Current portion of
  long-term debt........   $ 1,511      $   463       $ 5,000 (K)   $(5,000)(N)  $  1,974
 Accounts payable.......     1,127        2,513           547 (K)                   4,187
 Accrued expenses and
  other current
  liabilities...........     2,484       11,515         2,200 (M)                  16,199
                           -------      -------       -------       -------      --------
  Total current
   liabilities..........     5,122       14,491         7,747        (5,000)       22,360
Long-term debt, net of
 current portion........    17,467        5,132        65,000 (K)   (79,479)(N)     8,120
Other liabilities.......     1,212                                                  1,212
Minority interest.......       730       20,339        (6,546)(J)                  14,523
Stockholders' equity:
 Common stock...........       158           39            16 (K)        63 (N)       237
                                                          (39)(L)
 Capital in excess of
  par value.............    63,968            4        15,874 (K)    84,416 (N)   164,258
                                                           (4)(L)
 Accumulated earnings
  (deficit).............   (14,090)      10,004        (3,224)(J)                 (17,090)
                                                       (6,780)(L)
                                                       (3,000)(M)
                           -------      -------       -------       -------      --------
  Total stockholders'
   equity...............    50,036       10,047         2,843        84,479       147,405
                           -------      -------       -------       -------      --------
  Total liabilities and
   stockholders'
   equity...............   $74,567      $50,009       $69,044            --      $193,620
                           =======      =======       =======       =======      ========


   The accompanying notes are an integral part of the Pro Forma Consolidated
                             Financial Statements.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A) Includes historical results of the 1995 Acquisitions prior to the acquisition dates and related adjustments. Such adjustments consist of provisions for goodwill amortization and interest expense on debt incurred in connection with the acquisitions prior to the acquisition dates. In addition, the Company's primary and fully diluted shares are adjusted to reflect the effect of options, warrants and convertible debt issued in connection with the acquisitions.
(B) Reflects the reduction in depreciation expense due to the purchase price accounting adjustment to reduce book value of equipment to fair value, offset by an increase in amortization due to goodwill associated with the Litho Acquisition, as shown below:

                                               YEAR ENDED       THREE MONTHS
                                              DEC. 31, 1995 ENDED MARCH 31, 1996
                                              ------------- --------------------
                                                        (IN THOUSANDS)
   Reduction in depreciation expense.........    $(2,631)          $(529)
   Goodwill amortization.....................      1,991             498
                                                 -------           -----
     Total adjustment........................    $  (640)          $ (31)
                                                 =======           =====

(C) Does not include charges associated with the write-off of bank financing fees as described in (M), below.
(D) Reflects additional interest expense attributable to the $70.0 million of bank debt incurred in conjunction with the Litho Acquisition at an assumed interest rate of 8.5%.
(E) Reflects an increase in minority interest resulting from the decrease in depreciation expense due to the adjustment to reduce book value of equipment to fair value in connection with the Litho Acquisition.
(F) Represents an adjustment to reflect income tax expense at an assumed effective state tax rate of 6% and an effective federal tax rate of 2%, as a result of utilization of the NOL. Without the benefit of the NOL, and at an assumed combined state and federal income tax rate of 40%, the Company's pro forma income tax expense would have been $8,523,000, net income would have been $12,784,000 and fully diluted earnings per share would have been $0.55 for the year ended December 31, 1995, and the Company's pro forma income tax expense would have been $2,059,000, net income would have been $3,089,000 and fully diluted earnings per share would have been $0.13 for the three months ended March 31, 1996.
(G) To record (i) the issuance of 1,636,364 shares of the Company's Common Stock used for the stock component of the Litho Acquisition and (ii) stock options issued to key employees of Lithotripters, Inc. concurrently with the acquisition.
(H) To record the reduction in interest expense resulting from the repayment of debt under the Company's Senior Credit Facility with the proceeds from the 5,000,000 shares of Common Stock offered hereby and the Warrant Exercise.
(I)  To reflect (i) the 5,000,000 shares of Common Stock offered hereby, and
     (ii) the 1,244,597 shares issued as a result of the Warrant Exercise, offset by the portion of such shares previously included in the Company's historical weighted average shares outstanding.
(J) Reflects adjustment to fair value for equipment acquired in conjunction with the Litho Acquisition, and the corresponding reductions to minority interest and stockholders' equity.
(K) To record the purchase of the net assets of Lithotripters, Inc. for $70.0 million (bank debt) plus the issuance of 1,636,364 shares of the Company's Common Stock.
(L) To record the elimination of Lithotripters, Inc.'s Common Stock, capital in excess of par value, and accumulated earnings.
(M) Reflects a non-recurring write-off of approximately $3.0 million, including (i) a write-off of $800,000 in deferred costs from the Company's previous bank facility, and (ii) non-recurring costs of $2.2 million not previously recorded related to the Company's new Senior Credit Facility.
(N) To record the proposed offering of 5,000,000 shares of Common Stock and the Warrant Exercise, with the net proceeds used to reduce the principal balance outstanding on the Senior Credit Facility.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, are included elsewhere in this prospectus. The selected data presented below for the three-month periods ended March 31, 1996 and 1995 and as of March 31, 1996 and 1995 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this prospectus. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results for the 1996 fiscal year. This information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's consolidated financial statements included elsewhere herein.

                                                                        THREE MONTHS
                                  YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                          -------------------------------------------  ----------------
                           1991     1992     1993     1994     1995     1995     1996
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATING
 DATA:
 Revenues:
 Lithotripsy............      --   $ 4,291  $ 7,309  $14,843  $22,153  $ 4,196  $ 7,002
 Imaging and cardiac....  $12,747   15,026   13,259    9,925    1,042      310      222
                          -------  -------  -------  -------  -------  -------  -------
  Total revenues........   12,747   19,317   20,568   24,768   23,195    4,506    7,224
 Costs and expenses:
 Lithotripsy............      --     1,844    2,672    4,283    5,979    1,135    2,263
 Imaging and cardiac....   11,034   13,350   11,996    8,580    1,505      292      159
 Corporate expenses.....    1,162    1,515    1,198    2,414    2,573      536      599
                          -------  -------  -------  -------  -------  -------  -------
  Total costs and
   expenses.............   12,196   16,709   15,866   15,277   10,057    1,963    3,021
 Depreciation and
  amortization..........      970      938    1,818    2,975    3,195      671    1,149
                          -------  -------  -------  -------  -------  -------  -------
  Operating income
   (loss)...............     (419)   1,670    2,884    6,516    9,943    1,872    3,054
 Other income
  (deductions)..........      765       47     (135)    (774)    (432)    (225)    (407)
                          -------  -------  -------  -------  -------  -------  -------
  Income before income
   taxes, minority
   interest, and
   extraordinary items..      346    1,717    2,749    5,742    9,511    1,647    2,647
 Provision for income
  taxes.................      146      709      210      547      886      152      264
 Minority interest in
  consolidated income...      --       --       --       691    1,421      214      477
 Extraordinary gain.....      103      584      --       --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
  Net income............  $   303  $ 1,592  $ 2,539  $ 4,504  $ 7,204  $ 1,281  $ 1,906
                          =======  =======  =======  =======  =======  =======  =======
 Fully diluted earnings
  per share.............  $  0.03  $  0.17  $  0.21  $  0.31  $  0.46  $  0.09  $  0.12
 Weighted average shares
  outstanding...........    8,300    9,411   12,371   14,650   16,010   14,841   17,368
BALANCE SHEET DATA:
 Working capital........  $ 5,793  $   (13) $ 1,135  $ 2,225  $   219  $ 1,995  $ 3,841
 Total assets...........   15,178   22,349   38,768   53,861   77,627   51,283   74,567
 Long-term debt, net of
  current maturities....      900    1,475      371   12,734   22,323   10,625   17,467
 Total stockholders'
  equity................    9,847   12,993   29,976   34,421   42,750   35,733   50,036

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company has an interest in 54 lithotripters, including 23 as of March 31, 1996 and 31 acquired since that time in the Litho Acquisition. Of the 23 lithotripters on March 31, 1996, 19 were wholly or majority owned by the Company and therefore fully consolidated in the Company's results of operations with provisions for minority interests where appropriate. Revenues from these 19 operations consist of fees charged to hospitals, patients and third-party payors for lithotripsy services. The remaining four lithotripters, in which the Company owns a minority interest, are accounted for using the equity method. Revenues in these cases include management fees paid to the Company and equity income from the Company's ownership interests. The results from the Litho Acquisition are being fully consolidated as described below. For the year ended December 31, 1995, 87% of the Company's lithotripsy revenues were generated from fees charged for lithotripsy services, 7% were derived from management fees, and 6% were derived from equity income. See "Summary--Recent Developments."

  The Company's rapid growth has resulted primarily from acquisitions of or investments in businesses engaged in providing lithotripsy services. During the period from April 1, 1992 to March 31, 1996, the Company completed nine acquisitions involving 22 lithotripter operations and developed one operation. As of March 31, 1996, the Company had an economic interest in 23 lithotripter operations located in 22 states.

  The following table provides certain information concerning the Company's acquisitions during the periods indicated:

                                    YEARS ENDED DECEMBER 31,
                                   ------------------------------  5 MOS. ENDED
                                    1992    1993    1994    1995   MAY 31, 1996
Lithotripters acquired during the
 period..........................       1       4       7      10       31
Lithotripters developed during
 the period......................      --      --       1      --       --
Number of lithotripters at end of
 period..........................       1       5      13      23       54

  The Company's acquisitions have been funded by cash, debt, convertible notes and shares of Common Stock. Cash utilized for the acquisitions has been generated from operations, the divestiture of the Company's diagnostic imaging and cardiac rehabilitation businesses and the Senior Credit Facility.

  The Company has approximately $9.5 million of NOL as of March 31, 1996, which the Company expects to fully utilize in early 1997. As a result of the utilization of the NOL, the Company's effective federal tax rate in 1995 and for the three months ended March 31, 1996 was 2%.

  The Company completed its exit from the diagnostic imaging business in 1994 and has also substantially reduced its cardiac rehabilitation business, which accounted for approximately 1% of the Company's total pro forma revenues in 1995.

RECENT DEVELOPMENTS

  In April 1996, the Company acquired Lithotripters, Inc., which operates 31 lithotripters in 19 states through a network of 22 affiliated limited partnerships. Lithotripters, Inc. has an economic interest of 20% to 58% in each of these partnerships. The Litho Acquisition became effective May 1, 1996 and was accounted for as a purchase. Due to the significant control maintained by Lithotripters, Inc. as provided in the partnership agreements, revenues and expenses for the partnerships are consolidated and a minority interest equivalent to the limited partners' aggregate ownership interest is recorded. The partnerships' revenues are derived solely from fees charged to hospitals, patients and third-party payors for lithotripsy services. As a result of the significant size of the Litho Acquisition, the Company's future financial results will not be comparable to its historical results. See "Pro Forma Consolidated Financial Statements."

RESULTS OF OPERATIONS

  The following table sets forth certain consolidated financial data as a percentage of total net revenues (unless otherwise noted) for each of the three years ended December 31, 1995 and for the three months ended March 31, 1995 and March 31, 1996.

                                         PERCENTAGE OF REVENUES
                               ----------------------------------------------
                                                              THREE MONTHS
                                YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                               ----------------------------  ----------------
                                 1993      1994      1995     1995     1996
Revenues:
  Lithotripsy.................     35.5%     60.0%     95.5%    93.1%    96.9%
  Imaging and cardiac.........     64.5      40.0       4.5      6.9      3.1
                               --------  --------  --------  -------  -------
  Net revenues................    100.0     100.0     100.0    100.0    100.0
                               --------  --------  --------  -------  -------
Costs and expenses:
  Lithotripsy as a % of li-
   thotripsy revenues.........     36.6      28.9      27.0     27.0     32.3
  Imaging and cardiac as a %
   of imaging and cardiac
   revenues...................     90.5      86.4     144.4     94.2     71.6
  Corporate expenses..........      5.8       9.7      11.1     11.9      8.3
    Total costs and expenses..     77.1      61.7      43.4     43.6     41.8
  Depreciation and amortiza-
   tion.......................      8.8      12.0      13.8     14.9     15.9
  Operating income............     14.0      26.3      42.9     41.5     42.3
Other Income (deductions):
  Interest and dividends......      1.0       0.9       0.6      1.0      0.3
  Interest expense............     (2.6)     (3.6)     (5.3)    (6.2)    (7.0)
  Other, net..................      0.9      (0.4)      2.8      0.2      1.1
                               --------  --------  --------  -------  -------
    Total deductions..........     (0.7)     (3.1)     (1.9)    (5.0)    (5.6)
                               --------  --------  --------  -------  -------
Income before provision for
 income taxes and minority
 interest.....................     13.3      23.2      41.0     36.5     36.7
Minority interest in
 consolidated income..........      0.0       2.8       6.1      4.7      6.6
Provision for income taxes....      1.0       2.2       3.8      3.4      3.7
                               --------  --------  --------  -------  -------
Net income....................     12.3      18.2      31.1     28.4     26.4
                               ========  ========  ========  =======  =======

THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995

  Revenues. Total revenues increased by $2,718,000 (60%) for the three months ended March 31, 1996 compared to the same period in 1995. Revenues from lithotripter operations increased by $2,806,000 (67%) primarily due to revenues from the acquisition of ten lithotripter operations after March 31, 1995. Revenues from cardiac rehabilitation centers decreased by $88,000 (28%) due to discontinued and sold cardiac rehabilitation centers.

  Costs and Expenses. Costs and expenses decreased from 44% to 42% of revenues for the three months ended March 31, 1996, compared to the same period in 1995, an increase of $1,058,000 (54%) in absolute terms. Costs of services associated with lithotripsy operations increased from 27% to 32% of lithotripsy revenues, $1,128,000 (99%) in absolute terms, primarily due to the acquisitions described above, which had lower operating margins than the Company's existing business. Costs of services from cardiac rehabilitation centers decreased by $133,000 (46%) due to discontinued and sold cardiac rehabilitation centers. Corporate expense decreased from 12% to 8% of revenues as the Company was able to successfully grow without proportionately adding additional overhead. Corporate expenses increased in absolute terms by $63,000 (12%).

  Other Income/Deductions. Other deductions increased by $182,000 (81%) for the three month period ended March 31, 1996, compared to the same period in 1995, primarily due to a $230,000 (83%) increase in interest expense related to increased borrowings associated with the acquisition of lithotripter operations.

YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenues. Total revenues decreased in 1995 by $1,573,000 (6%) compared to 1994, as an increase in revenues from lithotripsy operations was more than offset by the Company's exit from the diagnostic imaging business. Revenues from lithotripsy operations increased by $7,310,000 (49%) primarily due to the acquisition of ten additional lithotripter operations in 1995 ($3,499,000) and the recognition of revenues for a full year of operations from five lithotripsy operations acquired during 1994 ($3,942,000). Revenues from cardiac and imaging centers declined by $8,883,000 due primarily to the Company's exit from the diagnostic imaging business at the end of 1994.

  Costs and Expenses. Costs and expenses in 1995 declined by $5,220,000 (34%) compared to 1994, from 62% to 43% of revenues. Costs of services associated with lithotripsy operations decreased from 29% to 27% of lithotripsy revenues, as the Company recognized operating efficiencies resulting from the acquisition and consolidation of additional lithotripsy operations. In absolute terms, these costs increased by $1,696,000 (40%) primarily due to the acquisition of ten additional lithotripter operations in 1995 ($1,271,000) and the full year effect of the five lithotripsy operations acquired during 1994 ($542,000), partially offset by a decline in costs associated with lithotripsy operations open during both years ($117,000). Costs of services from cardiac and imaging centers decreased by $7,075,000 (82%) primarily due to the Company's exit from the diagnostic imaging business at the end of 1994. Corporate expenses increased by $159,000 (6%) from 10% to 11% of total revenues primarily due to management incentive plans tied to the performance of the Company.

  Other Income/Deductions. Other deductions decreased by $342,000. Interest and dividend income decreased by $67,000 (31%) primarily due to less cash available for investment due to cash being utilized to acquire lithotripsy operations. Interest expense increased by $329,000 (36%) as a result of increased debt related to acquisitions. Other income increased by $738,000 primarily due to the gain recognized on the sale in the open market of substantially all of the stock of American Physicians Service Group, Inc. ("APS") ($559,000), which was being held for investment purposes.

YEARS ENDED DECEMBER 31, 1994 AND 1993

  Revenues. Total revenues increased by $4,200,000 (20%) in 1994 compared to 1993. Revenues from lithotripsy operations increased by $7,534,000 (103%) due to the acquisition of seven additional lithotripter operations and the internal development of one lithotripter during 1994. Revenues from cardiac and imaging centers declined by $3,334,000 (25%) primarily due to the divestiture of diagnostic imaging centers and discontinued cardiac rehabilitation centers.

  Costs and Expenses. Costs and expenses in 1994 declined by $589,000 (4%) compared to 1993, from 77% to 62% of revenues. Costs of services associated with lithotripsy operations decreased from 37% to 29% of lithotripsy revenues as the Company recognized operating efficiencies resulting from the acquisition and consolidation of additional lithotripsy operations. In absolute terms these costs increased by $1,611,000 (60%) primarily due to the acquisition of seven additional lithotripter operations and the internal development of one lithotripter operation during 1994. Costs of services from cardiac and diagnostic imaging centers declined by $3,416,000 (28%) primarily due to the divestiture or discontinuation of imaging centers and cardiac rehabilitation centers. Corporate expenses increased by $1,216,000 (102%) from 6% to 10% of total revenues as certain expenses previously charged to cardiac and imaging were reallocated to corporate.

  Other Income/Deductions. Other deductions increased by $639,000. Interest and dividend income increased by $23,000 (12%) primarily due to interest earned on promissory notes related to the sales of the diagnostic imaging centers. Interest expense increased by $358,000 (66%) as a result of the increased debt related to the acquisition of the lithotripter operations. Other income decreased by $304,000 primarily due to results of investments and fixed asset sales.

LIQUIDITY AND CAPITAL RESOURCES

  Cash was $3,316,000 and $4,692,000 at March 31, 1996 and December 31, 1995,
respectively. Cash provided by operations was $3,072,000 for the quarter ended March 31, 1996 and $10,898,00 for the year ended December 31, 1995. Cash used in investing activities was $3,071,000 for the quarter ended March 31, 1996. Cash used in investing activities for the year ended December 31, 1995 was $12,241,000 primarily due to expenditures of $15,033,000 associated with acquisitions, $367,000 for the fees associated with the Senior Credit Facility and $473,000 for the purchase of equipment and leasehold improvements, which expenditures were partially offset by $2,753,000 in proceeds from the sale of common stock of APS. Cash used in financing activities for the quarter ended March 31, 1996 was $1,377,000, which included $1,138,000 for payments on notes payable and distributions to minority interests totaling $369,000. Cash provided by financing activities for the year ended December 31, 1995 was $3,123,000 which was primarily due to $14,284,000 of borrowings under the Senior Credit Facility partially offset by payments in the amount of $9,588,000 on notes payable.

  The Company anticipates aggregate capital requirements for purchase of equipment and leasehold improvements for facilities, excluding acquisitions of new lithotripter operations, in the year ended December 31, 1996 will be approximately $2.0 million as compared to $473,000 in the year ended December 31, 1995.

  On April 25, 1996 the Company entered into an amendment to its Senior Credit Facility. Consequently, the Senior Credit Facility currently provides a total capacity of $90.0 million, consisting of a $50.0 million term loan maturing in five years and a revolving credit loan of $40.0 million also maturing in five years. The Company currently has fully utilized the term loan of $50.0 million and currently has loans outstanding on the revolving line of credit totaling $34,450,000. The Company plans to utilize all of the net proceeds of this offering to repay indebtedness incurred under the Senior Credit Facility. Approximately $34,450,000 of such proceeds will be used to pay the full amount outstanding under the revolving credit loan in its entirety, thereby allowing the Company to reborrow up to $40.0 million to finance future acquisitions. See "Use of Proceeds."

  The loans included in the Senior Credit Facility are secured by substantially all of the assets of the Company including the capital stock of the Company's subsidiaries. The term loan requires quarterly payments of principal which vary during the term of the loan and monthly payments of interest. The revolving line of credit requires monthly payments of interest and a balloon payment of outstanding principal at maturity. Loans under the loan agreements are denominated at the Company's option as either LIBOR tranches or Alternate Base Rate tranches, each of which bear interest at the applicable rate plus a margin which varies depending upon certain financial ratios. The Senior Credit Facility contains various customary positive and negative covenants, including a requirement for lender approval for certain acquisitions. Upon the conclusion of this offering, the Company intends to renegotiate the Senior Credit Facility to obtain more favorable terms.

  The Company believes that its present cash position, together with funds generated from operations and from available lines of credit, will provide sufficient resources to meet the Company's cash requirements for existing operations.

SEASONALITY

  Due to the effect of climate and physical activity on the incidence of kidney stones, the Company's business is seasonal in nature. The Company's first and fourth quarters generally reflect lower net revenues on a same facility basis when compared to the Company's second and third quarters.

FORWARD LOOKING STATEMENTS

  Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of the Company's services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described in "Risk Factors." See "Risk Factors."

                                   BUSINESS

GENERAL

  The Company is the largest and fastest growing provider of lithotripsy services in the United States. Lithotripsy is a non-invasive procedure for the treatment of kidney stones, typically performed on an outpatient basis, that eliminates the need for lengthy hospital stays and extensive recovery periods associated with surgery. The Company has an economic interest in 48 mobile and six fixed site lithotripters, all but two of which are operated by the Company. The Company's lithotripters performed approximately 31,000, or approximately 17%, of the estimated 180,000 lithotripsy procedures performed in the United States in 1995. Approximately 1,850 urologists utilized the Company's lithotripters in 1995, representing approximately 25% of the estimated 7,300 active urologists in the United States. Of these physicians, approximately 900 (12% of the U.S. total) also own minority interests in certain lithotripters of the Company. In addition, management believes that the Company has collected the United States' largest lithotripsy treatment database, containing detailed treatment and outcomes data on over 100,000 lithotripsy procedures, which the Company and its associated urologists utilize to provide the highest quality of lithotripsy services as efficiently as possible.

  The Company began providing lithotripsy services with an acquisition in 1992 and has grown rapidly since that time through a total of ten acquisitions with interests in 54 lithotripters. Forty-six of the Company's 54 lithotripsy operations were formed by the Company's current directors and managers prior to the Company's acquisition of such operations. Since 1992, the Company has substantially divested its non-lithotripsy businesses. Lithotripsy revenues have grown from no revenues in 1991 to $22.2 million in 1995. Total revenues and income before extraordinary items (including the divested businesses) grew over the same period from $12.7 million to $23.2 million and from $200,000 to $7.2 million, respectively. Revenues and net income for the year ended December 31, 1995, pro forma for the Recent Acquisitions and this offering, were $90.1 million and $19.4 million, respectively. Pro forma revenues and net income for the three months ended March 31, 1996, were $21.5 million and $4.6 million, respectively.

  The Company provides lithotripsy services at approximately 380 hospitals and surgery centers in 31 states. The Company provides non-medical services related to the operation of the lithotripters, including scheduling, staffing, training, quality assurance, maintenance, regulatory compliance and contracting with payors, hospitals and surgery centers, while medical care is rendered by urologists utilizing the lithotripters. On a pro forma basis for 1995, the Company was paid directly by hospitals or surgery centers for slightly more than one-half of the lithotripsy procedures performed by its lithotripters. In the remaining procedures, the Company was paid directly by the patient or the patient's third-party payor, with government payors (Medicare, Medicaid and Champus) accounting for approximately 20% of the pro forma 1995 revenues derived from such direct-pay procedures. In addition, the Company has over 200 contracts with managed care organizations.

  The market for lithotripsy services remains highly fragmented. While the Company operates approximately 15% of the estimated 350 lithotripters currently operated in the United States, the Company believes that the next five largest lithotripsy service companies collectively account for less than 20% of the country's lithotripters, and that no other lithotripsy service company operates more than 2%. In addition, the Company does not currently serve 52 of the 100 largest MSAs in the United States. Moreover, management believes that demographics favor growth in lithotripsy services, with the highest incidence of kidney stones occurring in men 45 to 64 years of age. This is the fastest growing segment of the U.S. population and is primarily covered by private payor plans rather than government payors.

INDUSTRY OVERVIEW

 KIDNEY STONE DISEASE

  The exact cause of kidney stone formation is unclear, although it has been attributed to genetics, diet, climate, metabolism and certain medications. While certain life-style and diet modifications may decrease the incidence of kidney stones, there is no known preventative cure in the vast majority of cases. Approximately 25% of all kidney stones do not pass spontaneously and therefore require medical or surgical treatment. These patients suffer from extreme pain and, without treatment, may develop serious adverse health consequences that, in extreme cases, may lead to renal failure, loss of a kidney or even death. However, through the use of pain medication and other techniques, treatment can be postponed in nearly all cases for several weeks without adverse consequences.

  Kidney stone disease is most prevalent in the southern United States. Men are afflicted with kidney stones more than twice as frequently as women, with the highest incidence occurring in men 45 to 64 years of age.

 TREATMENT METHODS

  A number of kidney stone treatments are used by urologists ranging from non-invasive procedures, such as drug therapy or lithotripsy, to invasive procedures, such as endoscopic extraction or open surgery. The type of treatment a urologist chooses depends on a number of factors, such as the size and chemical make-up of the stone, its location in the urinary system and whether the stone is contributing to other urinary complications such as blockage or infection.

  Certain types of less common kidney stones may be dissolved by appropriate drugs to allow normal passage from the urinary system. Stones located in certain areas of the urinary tract may be extracted endoscopically. These procedures commonly require general or local anesthesia and can injure the involved areas of the urinary tract. Frequently, kidney stones are located where they are not accessible by an endoscopic procedure. Prior to the development of lithotripsy, stones lodged in the upper urinary tract were often treated by open surgery or percutaneous stone removal, both major operations requiring an incision to gain access to the stone. After such procedures, the patient typically spends several days in the hospital followed by a convalescence period of three to six weeks. As the technology for treating kidney stones has improved, there has been a shift from more expensive and complicated invasive procedures to safer, more cost efficient and less painful non-invasive procedures, such as extracorporeal shock wave lithotripsy ("ESL"). The overwhelming majority of all kidney stones that require treatment are treated with ESL, eliminating the need for invasive surgical procedures and associated lengthy hospital stays and recovery periods.

 EXTRACORPOREAL SHOCK WAVE LITHOTRIPSY

  General. ESL involves equipment (a lithotripter) that uses shock waves to disintegrate kidney stones non-invasively. Stone fragments are then passed with the urine. The ESL lithotripter has dramatically changed the course of kidney stone disease treatment. ESL is normally performed on an outpatient basis, often without general anesthesia. Recovery times are generally only a few hours, and most patients can return to work the next day.

  There are three types of ESL technology: electromagnetic, spark-gap and piezoelectric. The Company has 36 electromagnetic machines, 17 spark-gap machines, and only one piezoelectric machine.

  Electromagnetic Technology. Most new lithotripters utilize an electromagnetic shock wave component that eliminates the need for disposable electrodes. The use of lithotripters employing electromagnetic technology allows for more precise focusing of shock wave energy and more predictable energy delivery, which eliminates the need for anesthesia in most cases. Utilization of systems employing electromagnetic technology usually results in fragmentation of the kidney stone in less than 90 minutes.

  Spark Gap Technology. With these lithotripsy systems, shock waves generated by a disposable high-voltage spark electrode are focused on a kidney stone. Utilization of systems employing spark gap technology usually results in fragmentation of the kidney stone in less than 60 minutes. The use of spark-gap technology often requires the administration of sedatives or intravenous anesthesia care, and in some cases requires general anesthesia.

  Piezoelectric Technology. Lithotripters applying piezoelectric technology use a linear array of ceramic elements, all focused at one point. There are only a few lithotripters utilizing piezoelectric technology operating in the United States.

STRATEGY

  The Company's objective is to continue to grow and strengthen its position as the leading provider of lithotripsy services in the United States. The Company has consistently pursued an aggressive growth policy since it entered the lithotripsy business in 1992 and believes its acquisition experience and its ability to leverage off of its existing infrastructure will allow it to continue to recognize and take advantage of future acquisition opportunities. Furthermore, management believes that the Company's reputation and strong relationships with physicians, equipment manufacturers, managed care organizations, hospital groups and integrated provider networks have strategically positioned it to grow through the introduction of new services and the entry into new markets.

  The Company's strategy to accomplish its growth objective is as follows:

 CONTINUE TO GROW THROUGH ACQUISITIONS

  The Company intends to continue to aggressively pursue acquisitions of both large and small lithotripsy service providers. Since October 1995 the Company has acquired two of the three other top lithotripsy service companies in the United States, and since 1992 the Company has made ten acquisitions representing a total of 53 lithotripters. These acquisitions ranged in size from one to 31 lithotripters each. The Company believes that the fragmented nature of the lithotripsy industry, combined with operational challenges created by increasing regulatory and business complexities, will provide significant opportunities to acquire additional service providers at attractive prices. Where appropriate, the Company will seek to increase its ownership interest in current lithotripsy operations by purchasing interests of urologists and other investors who desire to divest due to retirement, concerns over regulatory issues or a desire to realize a return on their investment.

 FORM OPERATIONS TO SERVE NEW MARKETS AND EXPAND OPERATIONS IN EXISTING
MARKETS

  The Company intends to leverage its management and other resources by forming additional partnerships or subsidiaries to serve new markets. Forty-six of the Company's 54 lithotripsy operations were formed by current directors and managers of the Company prior to the acquisition of such operations by the Company. Future expansion opportunities exist as 52 of the largest 100 MSAs in the United States are not currently served by the Company. The Company believes that it can attract urologist-investors by appealing to an increasing number of physicians who seek to align themselves with larger, professionally managed organizations with favorable, established reputations in the industry. The Company also believes that it can increase the number of procedures performed per location by increasing its marketing efforts directed towards urologists and by upgrading existing equipment. For example, the Company recently modified five of its older spark-gap lithotripters to improve their imaging systems and to allow for the treatment of distal ureteral stones. These improvements, which cost approximately $70,000 per lithotripter, are expected to improve efficiency and to increase patient volumes by 5% to 15% for such lithotripters. The Company plans to make these same improvements on five of the remaining spark-gap lithotripters, and to continue to explore other ways to upgrade and modify equipment to improve efficiency and increase patient volumes. The Company will also evaluate opportunities to add lithotripters to its existing operations to serve more locations.

 EMPLOY ITS PROPRIETARY OUTCOMES DATABASE TO OPTIMIZE QUALITY AND EFFICIENCY

  The Company intends to utilize its proprietary outcomes database and information system to enhance its ability to furnish the highest quality of lithotripsy service on an efficient basis. In addition, the Company furnishes its database information to urologists utilizing the Company's facilities to assist them in improving the quality and efficiency of patient care. This information also enables the Company to negotiate more effectively with hospitals and third-party payors. Moreover, the Company is able to provide clinical and regulatory information that helps establish strong relationships with referring physicians, hospitals and surgery centers.

 DEVELOP STRATEGIC ALLIANCES WITH VERTICALLY INTEGRATED NETWORKS OF PROVIDERS

  The Company is positioning its operations to compete successfully within emerging models of healthcare payment and delivery systems by actively developing alliances with vertically integrated networks of hospitals and other healthcare providers and third-party payors, including managed care organizations. By combining these alliances with the Company's extensive management experience, relationships with urologists and proprietary database, the Company believes that it can cost-effectively develop risk-sharing programs covering the full range of costs associated with lithotripsy treatment.

 DEVELOP NEW BUSINESS OPPORTUNITIES IN PARTNERSHIP WITH UROLOGISTS

  The Company currently provides services to approximately 25% of the estimated 7,300 active urologists in the United States and seeks to maintain a close relationship with the medical community through its network of local physician advisory boards. The Company believes that it can utilize these relationships and its management expertise to develop new opportunities resulting from technological and other advances in affiliated urology businesses, including new therapeutic services relating to prostate disease and other urological disorders. The Company also is evaluating business opportunities involving physician practice management services. Management believes that the skills and expertise required to manage its lithotripsy business are very similar to those required for the management of physician practices.


LITHOTRIPSY OPERATIONS

  The Company manages the operation of 52 of its 54 lithotripters. All of its lithotripters are operated in connection with hospitals or surgery centers. The Company operates its lithotripters as the general partner of a limited partnership or through a subsidiary. The Company provides a full range of management and other non-medical support services to the lithotripsy operations, while medical care is provided by urologists utilizing the facilities and certain medical support services are provided by the hospital or surgery center. Urologists are investors in 43 of the 54 operations.

 MANAGEMENT SERVICES

  In general, the Company provides turn-key management services to its lithotripsy operations. Key services performed include the following:

  . routing and scheduling of mobile lithotripters;
  . centralized patient scheduling;
  . pre-procedure insurance verification and post procedure billing and collection;
  . arranging for the hiring, training, and continuing education of lithotripsy nurses and radiology technicians;
  . negotiating contracts with hospitals, surgery centers and all types of payors;
  . monitoring regulatory, legal and legislative issues affecting operations and arranging Certificate of Need preparation, testimony and support;
  . performing satisfaction surveys with hospitals, physicians and patients; . providing patient education materials;
  . arranging for consultation services from leading lithotripsy experts to treating physicians via a toll free telephone number;
  . as necessary, providing for the training and certification of urologists in the use of lithotripters;
  . maintaining the Company's proprietary outcomes database and information system; and
  . providing quality assurance, utilization review and continuing medical education for hospitals and physicians.

  The breadth of these services varies throughout the Company's operations. The Company continues to evaluate opportunities to expand the provision of such services throughout its system.

 LITHOTRIPSY FACILITIES

  There are three types of ESL technology: electromagnetic, spark-gap and piezoelectric. The Company has 36 electromagnetic machines, 17 spark-gap machines and only one piezoelectric machine. The Company's lithotripters range in age from one to 11 years. With its continued ongoing maintenance program, all parts on the machines can be repaired or replaced as needed and are readily available. In addition, the Company continues to upgrade its lithotripters with technological advances as appropriate. As a result, the Company does not anticipate that any of its existing machines will need to be replaced or will become obsolete in the foreseeable future.

  Mobile Lithotripsy. Of the Company's 54 lithotripters, 48 are mobile units mounted in tractor-trailers or self-contained coaches serving locations in 31 states. The typical cost of a mobile lithotripter (including the coach) can range from $400,000 (used) to $1,800,000 (new). Mobile lithotripsy services are widely accepted and are utilized by most physicians, hospitals and patients. The increased convenience of bringing the mobile unit to the physician and patient has greatly enhanced the use of lithotripsy over alternative invasive treatment methods. In addition, few hospitals in the United States have the patient volume to justify the purchase and operation of an in-house system. Typically, a mobile unit will have a scheduled route of stops, visiting each hospital or surgery center from one to eight times per month. Most lithotripsy patients can delay the need for immediate treatment through the use of pain medication and can be scheduled to have their procedure in a timely manner without risk. In some locations, the Company has developed a flexible schedule that allows units to move between locations more than once per day, providing for greater flexibility to accommodate both physicians and patients.

  Fixed Site Lithotripsy. The Company also operates six fixed site lithotripters in five states. All of the Company's fixed lithotripsy units are located and operated in conjunction with a hospital or surgery center. Most of these locations are in major metropolitan markets where the population can easily support such an operation. Fixed site lithotripters generally cannot be economically justified in other locations.

  Integration of Acquisitions. The Company's growth strategy has focused on the acquisition of profitable and well managed lithotripsy operations. Considering that its operations are spread over 31 states, and given the importance of maintaining positive relationships with local urologists and hospitals, the Company believes it is best to keep local management and related functions in place where no clear economies of scale exist. Therefore, the Company generally retains the management of acquired operations and, accordingly, does not centralize all management functions. However, certain functions, such as national, regional and managed care contracting, vendor relations, maintenance and supply contracting, and accounting, have been centralized because obvious benefits have been identified.

PROPRIETARY OUTCOMES DATABASE

  The Company believes that it maintains the most comprehensive quality outcomes database and information system in the lithotripsy services industry. The Company has detailed information on over 100,000 procedures covering patient demographic information and medical condition prior to treatment, the clinical and technical parameters of the procedure and resulting outcomes. Information is collected before, during and up to three months after the procedure through internal data collection by doctors, nurses and technicians and through patient questionnaires.

  This information also enables the Company to negotiate more effectively with hospitals and third-party payors. In addition, the Company is able to provide clinical and regulatory information that helps establish strong relationships with referring physicians, hospitals and surgery centers.

  Because consistency is a key factor in organizing and evaluating this data, it is collected at a centralized location which disperses results to management and affiliated urologists on a regular basis. Currently, the Company has procedures in place to collect all such data on a consistent basis for 31 of its lithotripters, and plans to expand such data collection to additional lithotripters.

PHYSICIAN RELATIONS AND MARKETING

   Approximately 900 physician investors have invested in 43 of the Company's 54 lithotripsy operations. In addition, approximately 950 other urologists utilized the Company's lithotripters in 1995. The Company markets its services to urologists by providing (i) top quality, well-maintained facilities and equipment, (ii) well-trained lithotripsy nurses and radiology technicians, (iii) professional management and a full range of support services, and (iv) convenient scheduling, all of which enable the urologist to focus on the practice of medicine. The Company believes that its reputation and management experience, as well as "word-of-mouth" marketing from urologists currently utilizing its facilities, also play a significant role in attracting urologists.

  In all of its operations, the Company seeks to maintain strong relationships with its referring physicians. In most locations, the Company has established local physician advisory boards that meet periodically to discuss the provision and quality of services, financial performance and other factors with management that may impact operations. The Company has also established a National Advisory Board comprised of leading urologists to assist in establishing quality factors relating to services, to evaluate new technological advances and to assist the Company in evaluating other potential opportunities that would complement its lithotripsy operations. Members of the National Advisory Board are geographically diverse, which assists the Company in keeping up to date with regional or local trends in the healthcare market.

CONTRACTS FOR LITHOTRIPSY SERVICES

  The Company contracts for its lithotripsy services with hospitals and surgery centers for utilization by urologists practicing at these facilities. The Company markets to such facilities by providing well-maintained and conveniently scheduled equipment for the use of the facility's doctors and patients and by providing a full range of administrative and support services that enable the facility to provide higher quality and more efficient care. The Company believes that its reputation and management experience, together with input from urologists who wish to utilize the Company's facilities, also provide significant incentives for hospitals and surgery centers to contract with the Company.

  The Company's service agreements, which generally have terms of one to five years, provide for the three basic types of billing arrangements described below. In all instances, urologists who perform lithotripsy procedures bill separately for their professional fees.

 HOSPITAL BILLING CONTRACTS

  Under a hospital billing contract, the Company bills and collects from the hospital or surgery center for lithotripsy services provided by the Company to patients. The rates charged under these arrangements vary and may be based on the number of procedures performed in a specific period or may be based on different rates depending on whether the patient is covered by private insurance or government payment plans or is a private pay patient. The hospital or surgery center is responsible for billing and collecting from the patient or third-party payor directly.

 TRUE-UP CONTRACT

  Under a true-up contract, the Company bills and collects a negotiated fee from the hospital or surgery center, which is then retrospectively reviewed and adjusted based on the payments received by the hospital or surgery center for the corresponding treatments. The hospital or surgery center is responsible for billing and collecting from the patient or third-party payor directly, which forms the basis for any true-up.

 DIRECT BILLING CONTRACTS

  Under a direct billing contract, the Company bills the patient or the patient's third-party payor a combined fee, which includes all aspects of the procedure, excluding the treating urologist's fee. The Company then pays the hospital or surgery center a percentage of the collected amount for its services. Contracts of this type are advantageous to the Company because they provide it with considerable market feedback concerning reimbursement rates, which the Company utilizes when negotiating with hospitals, surgery centers and managed care organizations.

PRICING AND REIMBURSEMENT

  The prices the Company charges for lithotripsy services are generally accepted by third-party payors as being usual, customary and reasonable. On a pro forma basis for 1995, the Company was paid directly by hospitals or surgery centers for slightly more than one-half of the lithotripsy procedures performed by its lithotripters. In the remaining procedures, the Company was paid directly by the patient or the patient's third-party payor, with government payors (Medicare, Medicaid and Champus) accounting for approximately 20% of the pro forma 1995 revenues derived from such direct-pay procedures.

COMPETITION

  The market to provide lithotripsy services is highly fragmented and competitive. The Company competes with other private facilities and medical centers that offer lithotripsy services and with hospitals, clinics and individual medical practitioners that offer conventional medical treatment for kidney stones. Certain of the Company's current and potential competitors have substantially greater financial resources than the Company and may compete with the Company for acquisitions and development of operations in markets targeted by the Company.

  In addition, the second largest lithotripsy service company in the United States, which operates approximately 30 lithotripters, has announced that it is evaluating strategic alternatives, including the possible sale of its lithotripsy operations. Another significant provider of lithotripsy services is also a manufacturer of lithotripsy equipment, which may create different incentives for such provider in pricing lithotripsy services.

OTHER LINES OF BUSINESS

  Prior to entering the lithotripsy business, the Company's primary business activities involved the ownership and management of diagnostic imaging centers and the provision of non-medical management services to cardiac rehabilitation centers. In 1994, the Company completed its exit from the diagnostic imaging business. The Company has also substantially reduced its cardiac rehabilitation business, which accounted for approximately 1% of the Company's total pro forma revenues in 1995.

PROPERTIES

  The Company leases approximately 2,800 square feet of office space for its executive offices in Austin, Texas, under a lease expiring in 1997. The Company also leases approximately 5,700 square feet of office space in Campbell, California, under a lease expiring in 1997 and approximately 11,000 square feet of office space in Fayetteville, North Carolina, under two leases expiring in 2001. The Company believes its facilities are adequate for its reasonably foreseeable needs.

EMPLOYEES

  The Company has approximately 260 employees. None of these employees are subject to a collective bargaining agreement and the Company has experienced no work stoppages. The Company believes that its employee relations are good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's directors and executive officers, including their respective ages, as of May 31, 1996.

NAME                     AGE POSITION(S)
Kenneth S. Shifrin......  47 Chairman of the Board
Joseph Jenkins, M.D.,     48 President, Chief Executive Officer and Director
 J.D....................
Michael Madler..........  37 Vice President--Operations
Cheryl Williams.........  44 Chief Financial Officer, Vice President--Finance and Secretary
Stan D. Johnson.........  42 Vice President
Paul R. Butrus..........  55 Director
Jack R. Chandler,         71 Director
 M.D. ..................
William E. Foree,         64 Director
 M.D. ..................
Irwin Katz..............  76 Director
William A. Searles......  53 Director
Michael J. Spalding,      55 Director
 M.D....................

  Mr. Shifrin has been Chairman of the Board and a director of the Company since October 1989. In addition, Mr. Shifrin has served in various capacities with American Physicians Service Group, Inc. ("APS") since February 1985, and is currently Chairman of the Board and Chief Executive Officer.

  Dr. Jenkins has been President and Chief Executive Officer and a director of the Company since April 1996. From May 1990 until December 1991, Dr. Jenkins was a Vice President of Lithotripters, Inc. Since January 1992, Dr. Jenkins has been President of Lithotripters, Inc. Dr. Jenkins is a board certified urologist and is a founding member, the immediate past-president and currently a director of the American Lithotripsy Society.

  Mr. Madler has been Vice President--Operations of the Company since July 1993. Previously, Mr. Madler was Vice President of Operations of American Health Services Corp., a diagnostic imaging company, from July 1991 to June 1993. He was employed by the Company from 1985 to 1991, most recently as its Vice President of Operations.

  Ms. Williams has been Chief Financial Officer, Vice President--Finance and Secretary of the Company since October 1989. Ms. Williams was Controller of Fairchild Aircraft Corporation from August 1988 to October 1989. From 1985 to 1988, Ms. Williams served as the Chief Financial Officer of APS Systems, Inc., a wholly-owned subsidiary of APS.

  Mr. Johnson has been a Vice President of the Company and President of Sun, a subsidiary of the Company, since November 1995. Mr. Johnson was the Chief Financial Officer of Sun from 1990 to 1995.

  Mr. Butrus has been a director of the Company since September 1992. Mr. Butrus is also an Executive Vice President and a director of MAIC Holdings, Inc. ("MAIC") and its wholly-owned subsidiary, Mutual Assurance, Inc. ("Mutual Assurance"), and has served in such positions since 1991. Mutual Assurance is a property and casualty insurance company.

  Dr. Chandler has been a director of the Company since October 1989. Dr. Chandler is a founder of APS, has been a director of APS since July 1983 and has served as Vice Chairman of the Board of APS since February 1985. Dr. Chandler was a physician in private practice in San Antonio, Texas from 1956 until 1985.

  Dr. Foree has been a director of the Company since October 1993. Dr. Foree is a board certified urologist and has been practicing medicine since 1965.

  Mr. Katz has been a director of the Company since 1986. From 1952 until his retirement in January 1987, Mr. Katz was a partner with Katz, Sapper & Miller, Certified Public Accountants. Mr. Katz is currently a director of M-wave, Inc., a manufacturer of Teflon-based microwave circuitry.

  Mr. Searles has been a director of the Company since October 1989. He is an independent business consultant and from 1981 to 1989 was associated with Bear, Stearns & Co., Inc., an investment banking firm, most recently as an Associate Director/Limited Partner. He currently serves as a director of APS.

  Dr. Spalding has been a director of the Company since October 1993. Dr. Spalding is a board certified urologist and has been practicing medicine since 1973. Dr. Spalding was the Chairman of Tennessee Valley Lithotripters, which was acquired by the Company in 1993.

COMPENSATION TO DIRECTORS

  The Company pays Dr. Chandler, Dr. Foree, Mr. Katz, Mr. Searles and Dr. Spalding a monthly fee of $1,250 for serving as directors. The Company's directors are also eligible to receive stock options under the Company's Option Plan. The Company's directors receive reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has established an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services to the Company, including matters relating to the independence of such accountants. The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of executive officers. The Stock Option Committee administers and authorizes the issuance of options under the Option Plan. The Nominating Committee has primary responsibility for nominating persons for election to the Board of Directors. Mr. Katz and Mr. Searles serve on the Audit Committee, Dr. Chandler and Mr. Searles serve on the Compensation Committee, Dr. Chandler and Dr. Foree serve on the Stock Option Committee, and Mr. Katz, Mr. Butrus and Mr. Searles serve on the Nominating Committee.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

  Set forth below is information concerning aggregate compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers who received in excess of $100,000 in salary and bonuses during any of the last three fiscal years (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                         COMPENSATION
                                   ANNUAL COMPENSATION      AWARDS
                                  ---------------------- -------------
                                                          SECURITIES    ALL OTHER
                                                          UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS ($)(1) OPTIONS(#)(2)    ($)(3)
Kenneth S. Shifrin......     1995  112,500     68,425           --           696
 Chairman of the Board       1994  112,500     28,350           --           696
                             1993  112,500     65,000           --           408
Jackie C. Majors(4).....     1995  150,000     68,425           --         2,808
 President and Chief         1994  150,000     47,250           --         2,808
 Executive Officer           1993  150,000    100,000           --         1,800
Michael Madler..........     1995  150,000     68,425           --        37,257
 Vice President--            1994  150,000     20,332           --           132
Operations                   1993   65,725      5,813       100,000           44
Cheryl Williams.........     1995   80,736     68,425           --           228
 Chief Financial Officer     1994   75,385     20,200           --           205
 and Vice President--        1993   70,000     40,000           --           183
 Finance

- ---------------------
(1)  Reflects bonuses paid during the year.
(2)  Options to acquire Common Stock.
(3) Consists of life insurance premiums paid during the fiscal year. Also reflects moving expenses reimbursed to Mr. Madler in the amount of $37,081.
(4) Mr. Majors, who had served as President and Chief Executive Officer of the Company since 1989, retired in January 1996. Dr. Joseph Jenkins was elected to the Board of Directors and appointed President and Chief Executive Officer of the Company in April 1996. Under his Employment Agreement with the Company, Dr. Jenkins will receive an annual salary of not less than $325,000 and will also be entitled to receive a performance bonus and stock options at the discretion of the Company's Board of Directors.

 OPTIONS GRANTED DURING LAST FISCAL YEAR

  During 1995, the Company did not grant any options to any of the Named Executives.

 OPTION EXERCISES DURING 1995 AND OPTION VALUES AT DECEMBER 31, 1995

  The following table provides information related to options exercised by the Named Executives during 1995 and the number and value of options held at December 31, 1995. The Company does not have any outstanding stock appreciation rights.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES UNDERLYING
                                                        UNEXERCISED OPTIONS/SARS            VALUE OF UNEXERCISED IN-THE-MONEY
                           SHARES                           AT FISCAL YEAR-END              OPTIONS/SARS AT FISCAL YEAR-END($)
                         ACQUIRED ON      VALUE      -----------------------------------    ----------------------------------
          NAME           EXERCISE(#) REALIZED ($)(1)  EXERCISABLE        UNEXERCISABLE      EXERCISABLE($) UNEXERCISABLE($)(2)
Kenneth S. Shifrin......   50,000        256,250                200,000                --    1,750,000(2)            --
Jackie C. Majors(3).....      --             --                 150,000                --    1,312,500(2)            --
Michael Madler..........      --             --                  40,000             60,000     215,000(2)        322,500
Cheryl Williams.........   25,000         96,875                 42,000              5,000     361,250(2)         42,188

- ---------------------
(1) Calculated by subtracting the per share exercise price of the option from the closing price for the Company's Common Stock on the date of exercise and multiplying the difference by the number of shares of Common Stock purchased upon the exercise of the option.
(2) Calculated by subtracting the per share exercise price of the option from the closing price for the Company's Common Stock on December 31, 1995 ($9.00) and multiplying the difference by the number of shares of Common Stock underlying the option.
(3) Mr. Majors, who had served as President and Chief Executive Officer of the Company since 1989, retired in January 1996. Dr. Joseph Jenkins was elected to the Board of Directors and appointed President and Chief Executive Officer of the Company in April 1996.

OTHER COMPENSATION AND RELATED ARRANGEMENTS

 EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Joseph Jenkins, M.D., President and Chief Executive Officer of the Company, and Stan D. Johnson, a Vice President of the Company. Dr. Jenkins is currently paid $325,000 per year and Mr. Johnson is currently paid $165,000 per year under such agreements. Each of these agreements provides for the payment of basic salary amounts, performance bonuses and other customary benefits. Dr. Jenkins' employment agreement provides for his employment until April 30, 1998, and Mr. Johnson's employment agreement provides for his employment through September 30, 1998. Each of the agreements entitles such individual to receive severance payments if the Company terminates such individual's employment without cause. In any such event, Dr. Jenkins would be entitled to receive compensation for the remainder of the term of his employment at the highest annual rate of cash salary that he received from the Company prior to such termination, and Mr. Johnson would be entitled to receive an amount equal to the lesser of $165,000 or the amount of salary otherwise payable to Mr. Johnson through September 30, 1998. Both of the agreements provide that the executive may terminate his employment agreement with the Company with or without cause by providing sixty days prior written notice to the Board of Directors.

 NONCOMPETITION AGREEMENTS

  The Company has entered into noncompetition agreements with Dr. Jenkins, Mr. Johnson, Dr. Foree, Dr. Spalding and Mr. Butrus. While the terms of such agreements vary, they generally provide that each such person, during the period specified in his agreement, will not own, manage or control any business that competes with the Company and will not advise a customer or supplier of the Company to cancel or curtail its dealings with, or influence any employee of the Company to terminate his or her employment with, the Company.

 INDEMNITY AGREEMENTS

  The Company has entered into indemnity agreements with a number of persons who either are or have been officers, directors or key employees of the Company, including Mr. Shifrin, who is Chairman of the Board and a director of the Company, and Mr. Butrus, Dr. Chandler, Mr. Katz and Mr. Searles, who are directors of the Company, and Ms. Williams and Mr. Madler, who are officers of the Company. The agreements generally provide that, to the extent permitted by law, the Company must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee of the Company. In addition, the Company's and certain of its subsidiaries' certificate of incorporation provides for certain limitations on director liability. See "Description of Capital Stock-- Indemnification and Limitations on Directors' Liability."

 OPTION PLAN

  The Company's Option Plan provides for the issuance of incentive and non-qualified stock options to purchase up to 2,000,000 shares of Common Stock. Non-qualified stock options may be granted to employees (including officers and directors) of the Company or its affiliates or to persons performing services for the Company or its affiliates. Incentive stock options may only be granted to employees of the Company. The Company has granted options to purchase 1,626,500 shares of Common Stock under the Option Plan, of which options covering 798,333 shares of Common Stock have been exercised, and options covering 395,000 shares of Common Stock were vested (but had not been exercised) as of May 31, 1996.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 31, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Executive, (iv) all current directors and executive officers of the Company as a group and (v) the Selling Stockholders. Unless otherwise indicated, the Company believes that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

                          BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                          PRIOR TO THE OFFERING                  AFTER THE OFFERING
                          -----------------------               -----------------------
                                                    NUMBER OF
                            NUMBER                 SHARES BEING   NUMBER
NAME                       OF SHARES     PERCENT     OFFERED     OF SHARES     PERCENT
American Physicians           3,064,503      17.2   2,500,000         564,503       2.3
 Service Group, Inc.....
 1301 Capital of Texas
 Highway
 Austin, Texas 78746
A. Derrill Crowe,             1,234,164       6.9         --        1,234,164       5.1
 M.D.(1)................
 100 Brookwood Place
 Birmingham, Alabama
 35209
Alabama Lithotripsy             724,597       3.9     724,597             --        --
 Joint Venture..........
FSC Corporation.........        352,000       1.9     352,000             --        --
Atlantic Equity                 168,000       0.9     168,000             --        --
 Corporation............
Kidney Stone Center of          305,467       1.7     305,467             --        --
 South Florida, Ltd.....
Sutter Health...........        226,771       1.3     226,771             --        --
Health Advantage                303,021       1.7     303,021             --        --
 Ventures...............
Robert L. Dale, M.D.....         33,437       0.2      33,437             --        --
Robert L. Dale, M.D.,            28,824       0.2      28,824             --        --
 Inc. ..................
J. Kersten Kraft, M.D...         30,264       0.2      30,264             --        --
J. Kersten Kraft, M.D.,          27,806       0.2      27,806             --        --
 Inc....................
Mobile Kidney Stone              65,053       0.4      65,053             --        --
 Center, Inc. ..........
Paul R. Butrus..........        248,500       1.4     142,000         106,500       0.4
Jack R. Chandler,                25,100       0.1         --           25,100       0.1
 M.D.(2)(3).............
William E. Foree, M.D...        215,385       1.2         --          215,385       0.9
Joseph Jenkins, M.D.....         57,273       0.3         --           57,273       0.2
Irwin Katz..............          5,100        --         --            5,100       --
Michael Madler(2).......         28,500       0.2         --           28,500       0.1
William A. Searles(3)...            800       --          --              800       --
Kenneth S.                      209,900       1.2         --          209,900       0.9
 Shifrin(2)(3)..........
Michael J. Spalding,             71,165       0.4         --           71,165       0.3
 M.D....................
Cheryl Williams(2)......         59,569       0.3         --           59,569       0.2
All directors and
 executive officers as a
 group (11 persons).....        921,292       5.1     142,000         779,292       3.2

- ---------------------
(1) Includes 168,000 shares of Common Stock subject to issuance under certain options issued to Dr. Crowe with an exercise price of $1.25 per share.
(2) Includes the following number of shares subject to options that are presently exercisable or exercisable within 60 days after May 31, 1996:
     Mr. Butrus, 42,000; Dr. Chandler, 25,000; Mr. Madler, 20,000; Mr. Shifrin, 100,000; and Ms. Williams, 42,000.
(3) Dr. Chandler, Mr. Searles and Mr. Shifrin are each directors of APS and, together with the other officers and directors of APS, may share in the voting and investment power with respect to the shares of Common Stock of the Company owned by APS. Each of such persons disclaims the beneficial ownership of any such shares.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary is a description of certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation.

  The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

COMMON STOCK

  As of May 31, 1996, there were 17,784,003 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights applicable to the Common Stock. Subject to the preferences applicable to shares of Preferred Stock outstanding at any time, holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any. The authorized but unissued shares of Common Stock are available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or trading system on which the Common Stock may be listed or quoted. Shares of Common Stock are not redeemable and there are no sinking fund provisions.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the Company's stockholders, to issue Preferred Stock from time to time in one or more classes or series and to fix, as to any such class or series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. There are no shares of Preferred Stock outstanding. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or other corporate actions.

INDEMNIFICATION AND LIMITATIONS ON DIRECTORS' LIABILITY

  The Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company in some capacity with another business enterprise, to the fullest extent permitted by law.

  The Certificate of Incorporation also provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or
(iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits brought on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. See "Management--Indemnity Agreements."

TRANSFER AGENT

  The Company's registrar and transfer agent for the Common Stock is American Stock Transfer & Trust Company.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the United States underwriters named below (the "U.S. Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Prudential Securities Incorporated are acting as representatives (the "U.S. Representatives"), and the international managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Prudential-Bache Securities (U.K.) Inc. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders an aggregate of 9,907,240 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                        U. S. UNDERWRITERS                      NUMBER OF SHARES
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Prudential Securities Incorporated..........................
                                                                   ---------
       U.S. Offering Subtotal..................................    7,925,792
                      INTERNATIONAL MANAGERS                    NUMBER OF SHARES
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Prudential-Bache Securities (U.K.) Inc. ....................
                                                                   ---------
       International Offering Subtotal.........................    1,981,448
                                                                   ---------
           Total...............................................    9,907,240
                                                                   =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment options described below) must be purchased. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering will be identical.

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock in part directly to the public initially at the Price to the Public set forth on the cover page of this Prospectus and in part to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share on sales to other dealers.

  The Company has granted to the U.S. Underwriters and the International Managers options, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 1,486,086 shares of Common Stock at the initial Price to the Public less underwriting discounts and commissions. The U.S. Underwriters and the International Managers may exercise such options only for the purpose of covering over-allotments, if any, incurred in connection with the sale of shares of Common Stock offered hereby. To the extent that the U.S. Underwriters and the International Managers exercise such options, each U.S. Underwriter and International Manager will become obligated, subject to certain conditions, to purchase the same proportion of such additional shares as the number of other shares to be purchased by that U.S. Underwriter and International Manager bears to the total number of shares set forth on the cover page of this Prospectus.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 ("Securities Act"), or to contribute to payments that the Underwriters may be required to make in respect thereof.

  In connection with this offering, certain Underwriters (and selling group members) may engage in passive market making transactions in the Common Stock on The Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A generally prohibits underwriters and selling group members engaged in passive market making from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market marker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

  The Company's officers and directors and APS have agreed that they will not, with certain limited exceptions, directly or indirectly offer to sell, sell or otherwise dispose of any shares of Common Stock of the Company owned by them without the prior written consent of the Representatives, for a period of 90 days after the date of this Prospectus. In addition, the Company has agreed that for a period of 90 days after the date of this Prospectus it will not, without the prior written consent of the Representatives, directly or indirectly offer to sell, issue, distribute or otherwise dispose of any equity securities or any options, rights or warrants with respect to any equity securities, except for (i) shares of Common Stock issued pursuant to the exercise of outstanding options and warrants disclosed in this Prospectus,
(ii) options granted after the date of this Prospectus under the Company's Option Plan, and (iii) shares of Common Stock issued in connection with acquisitions of the assets or securities of other businesses.

  Pursuant to an Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented and agreed that, with respect to the shares included in the U.S. Offering and with certain exceptions, (i) it is not purchasing any Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. Underwriters and

International Managers, each International Manager has represented and agreed that, with respect to the shares included in the International Offering and with certain exceptions, (i) it is not purchasing any Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions and to certain other transactions among the International Managers and the U.S. Underwriters. As used herein, "United States or Canadian Person" means any individual who is a resident in the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person other than a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency of settlement of any shares so sold shall be the public offering price set forth on the cover page of this Prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to or for the benefit of any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented that (i) it has not offered or sold and during the period of six months from the date of this Prospectus will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Stock to any person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of the United Kingdom or is a person to whom such document may otherwise lawfully be issued or passed on.

  Donaldson, Lufkin & Jenrette Securities Corporation advised Lithotripters, Inc. in connection with the Litho Acquisition, for which it received a customary fee.

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal tax consequences of the ownership and disposition of Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident alien individual of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state, or an estate or trust the income of which may be included in gross income for United States federal income tax purposes regardless of its source. Resident alien individuals will be subject to United States federal income tax with respect to the Common Stock as if they were United States citizens.

  The Company has not obtained an opinion of counsel with respect to the tax consequences discussed below, and nothing contained herein should be construed as constituting such an opinion. Moreover, this discussion does not consider specific facts or circumstances that may apply to a particular Non-United States Holder. Accordingly, prospective investors are urged to consult their own tax advisors regarding the United States federal tax consequences of owning and disposing of Common Stock (including such an investor's status as a United States person or Non-United States Holder), as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction, including any foreign tax jurisdiction.

DIVIDENDS

  Dividends paid by the Company to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the same United States federal income tax on net income that applies to United States persons (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable United States income tax treaties, which may provide for reduced withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules, including in the case of dividends effectively connected with a U.S. trade or business conducted by a Non-United States Holder.

GAIN ON DISPOSITION

  Except under special rules for individuals described below, a Non-United States Holder generally will not be subject to United States federal income tax on gain resulting from a sale or other disposition of Common Stock unless the gain is (i) effectively connected with the conduct of a United States trade or business by the Non-United States Holder or (ii) treated as effectively connected with such a trade or business because the Company is or has been a "United States real property holding corporation" and certain other conditions are satisfied as discussed below. Any gain from disposition of Common Stock that is (or is treated as) effectively connected with a United States trade or business will be subject to the same United States federal income tax that applies to United States persons (and, in the case of corporate Non-United States Holders, may be subject to the branch profits tax), except as otherwise provided by an applicable United States income tax treaty.

  A corporation is generally a "United States real property holding corporation" for United States federal income tax purposes if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business both within and outside of the United States. The Company does not believe that it is a United States real property holding corporation; however, there can be no assurance that the Company will not become, or be determined to be, such a corporation. Even if the Company becomes a United States real property holding corporation, such status will not cause gain from the disposition of Common Stock to be treated as effectively connected with a United States trade or business so long as (i) the Common Stock is regularly traded on an established securities market (as defined in Treasury Regulations) and
(ii) the Non-United States Holder has not held, directly or indirectly, more than 5% of the Common Stock at any time during the five-year period ending on the date of disposition.

  Special rules apply to individual Non-United States Holders. An individual Non-United States Holder who recognizes gain from the disposition of Common Stock held as a capital asset and is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition generally will be taxed at a rate of 30% on any such gain (less certain capital losses, if any, from United States sources), if the Non-United States Holder either (i) has a "tax home" in the United States (as defined in Treasury Regulations) or (ii) maintains an office or other fixed place of business in the United States to which such gain is attributable. In addition, certain individual Non-United States Holders who once were United States citizens may be subject to special rules applicable to United States expatriates.

  In 1990, 1992 and 1995, legislation was introduced that, if enacted, would under certain circumstances have imposed federal income tax on gain realized from dispositions of Common Stock by certain Non-United States Holders who owned, at or prior to, the time of disposition 10% or more of the Common Stock. There can be no assurance that similar legislation will not be proposed and, if proposed, enacted in the future.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes and thus will be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Internal Revenue Service (the "IRS") and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld because, for example, the withholding requirement was eliminated under an applicable United States income tax treaty. That information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

  United States federal withholding (which generally is withholding imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information to the IRS) will generally not apply to dividends paid to a Non-United States Holder that are subject to withholding at the 30% rate (or would be so subject but for a reduced rate under an applicable income tax treaty). In addition, the payor of dividends may rely on the payee's foreign address in determining that the payee is exempt from backup withholding, unless the payor has knowledge that the payee is in fact a United States person.

  These backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the disposition of Common Stock by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name and address and the holder either is a Non-United States Holder or otherwise establishes an exemption from the requirements. Information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States, or (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption from the requirements. Neither backup holding nor information reporting will generally apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of a foreign broker not described in the preceding sentence.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that required information is furnished to the IRS.

  The backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to the Common Stock is subject to change.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Small, Craig & Werkenthin, a Professional Corporation, Austin, Texas, and for the Underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

  The consolidated financial statements of Prime Medical Services, Inc. and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Lithotripters, Inc. and its subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated herein by reference:

    (l) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1995;

    (2) The Company's Annual Report on Form 10-K/A, dated June 4, 1996;

    (3) The Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996;

    (4) The Company's Current Report on Form 8-K, dated May 2, 1996;

    (5) The Company's Current Report of Form 8-K/A, dated June 4, 1996;

    (6) The description of the Common Stock contained in the Company's Form 8-A, dated September 14, 1993; and

    (7) The description of the rights issued to stockholders of the Company contained in the Company's Form 8-A, dated March 10, 1994.

  All documents filed by the Company pursuant to Sections 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
PRIME MEDICAL SERVICES, INC.
  Independent Auditors' Report............................................ F- 2
  Consolidated Balance Sheets............................................. F- 3
  Consolidated Statements of Operations................................... F- 4
  Consolidated Statements of Stockholders' Equity......................... F- 5
  Consolidated Statements of Cash Flows................................... F- 6
  Notes to Consolidated Financial Statements.............................. F- 9
  Consolidated Balance Sheets as of March 31, 1995 and 1996 (Unaudited)... F-24
  Consolidated Statements of Operations for the Three Months Ended March
   31, 1995 and 1996 (Unaudited).......................................... F-25
  Consolidated Statements of Cash Flows for the Three Months Ended March
   31, 1995 and 1996 (Unaudited).......................................... F-26
  Notes to Unaudited Consolidated Financial Statements.................... F-27
LITHOTRIPTERS, INC.
  Report of Independent Public Accountants................................ F-28
  Consolidated Balance Sheets............................................. F-29
  Consolidated Statements of Income....................................... F-30
  Consolidated Statements of Changes in Shareholders' Equity.............. F-31
  Consolidated Statements of Cash Flows................................... F-32
  Notes to Consolidated Financial Statements.............................. F-33
  Unaudited Consolidated Balance Sheets as of December 31, 1995 and March
   31, 1996............................................................... F-38
  Unaudited Consolidated Statements of Income for the Three Months Ended
   March 31, 1995
   and 1996............................................................... F-39
  Unaudited Consolidated Statements of Cash Flows for the Three Months
   Ended March 31, 1995
   and 1996............................................................... F-40
  Notes to Unaudited Consolidated Financial Statements.................... F-41

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Prime Medical Services, Inc.:

We have audited the accompanying consolidated financial statements of Prime Medical Services, Inc. and subsidiaries (the "Company") as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prime Medical Services, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in notes B and M to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG Peat Marwick LLP

Austin, Texas
March 4, 1996

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                             ------------------
                                                               1994      1995
                                                             ($ IN THOUSANDS)
                          ASSETS
Current assets:
  Cash.....................................................  $  2,912  $  4,692
  Notes receivable.........................................     1,795       181
  Accounts receivable, less allowance for doubtful accounts
   of $232 in 1995 and $938 in 1994........................     2,980     4,109
  Other receivables........................................       572       183
  Deferred income taxes....................................       --        770
  Prepaid expenses and other current assets................       494     1,003
                                                             --------  --------
    Total current assets...................................     8,753    10,938
Property and equipment:
  Equipment, furniture and fixtures........................     5,299     7,867
  Leasehold improvements...................................       139       113
                                                             --------  --------
                                                                5,438     7,980
  Less accumulated depreciation and amortization...........    (2,211)   (3,272)
                                                             --------  --------
  Property and equipment, net..............................     3,227     4,708
Investment in American Physicians Service Group, Inc. .....     1,612       173
Equity investments.........................................     5,387     7,623
Goodwill, at cost, net of amortization.....................    33,639    52,679
Other noncurrent assets....................................     1,243     1,506
                                                             --------  --------
                                                             $ 53,861  $ 77,627
                                                             ========  ========
                        LIABILITIES
Current Liabilities:
  Current portion of long-term debt........................  $  2,494  $  3,043
  Accounts payable.........................................     2,453     4,814
  Accrued expenses.........................................     1,581     2,862
                                                             --------  --------
    Total current liabilities..............................     6,528    10,719
Long-term debt, net of current portion.....................    12,734    22,323
Deferred income taxes......................................       --      1,212
                                                             --------  --------
    Total liabilities......................................    19,262    34,254
Minority interest..........................................       178       623
                   STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 1,000,000 shares
 authorized; none outstanding..............................       --        --
Common stock, $.01 par value, 40,000,000 shares authorized;
 14,729,663 issued in 1995 and 14,594,663 issued in 1994...       146       147
Capital in excess of par value.............................    58,631    58,700
Accumulated deficit........................................   (23,200)  (15,996)
Reciprocal stockholdings...................................    (1,055)      --
Treasury stock, at cost, 30,000 shares.....................      (101)     (101)
                                                             --------  --------
    Total stockholders' equity.............................    34,421    42,750
                                                             --------  --------
                                                             $ 53,861  $ 77,627
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  YEARS ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1993      1994      1995
                                                   ($ IN THOUSANDS, EXCEPT
                                                       PER SHARE DATA)
Fee Revenue:
 Lithotripsy:
   Fee revenues.................................. $ 7,309  $ 14,721  $ 19,306
   Management fees...............................     --         31     1,617
   Equity income.................................     --         91     1,230
                                                  -------  --------  --------
                                                    7,309    14,843    22,153
 Imaging and Cardiac.............................  13,259     9,925     1,042
                                                  -------  --------  --------
                                                   20,568    24,768    23,195
                                                  -------  --------  --------
Costs and expenses:
 Cost of services and general and administrative
  expenses
   Lithotripsy...................................   2,672     4,283     5,979
   Imaging and Cardiac...........................  11,996     8,580     1,505
   Corporate.....................................   1,198     2,414     2,573
                                                  -------  --------  --------
                                                   15,866    15,277    10,057
 Depreciation and amortization...................   1,818     2,975     3,195
                                                  -------  --------  --------
                                                   17,684    18,252    13,252
                                                  -------  --------  --------
Operating income.................................   2,884     6,516     9,943
Other income (deductions):
  Interest and dividends.........................     196       219       152
  Interest expense...............................    (544)     (902)   (1,231)
  Other, net.....................................     213       (91)      647
                                                  -------  --------  --------
                                                     (135)     (774)     (432)
                                                  -------  --------  --------
Income before provision for income taxes and
 minority interest...............................   2,749     5,742     9,511
Minority interest in consolidated income.........     --        691     1,421
Provision for income taxes.......................     210       547       886
                                                  -------  --------  --------
Net income....................................... $ 2,539  $  4,504  $  7,204
                                                  =======  ========  ========
Primary earnings per share:
  Net income..................................... $  0.21  $   0.31  $   0.47
                                                  =======  ========  ========
  Weighted average shares outstanding............  12,371    14,509    15,298
                                                  =======  ========  ========
Fully diluted earnings per share:
  Net income..................................... $  0.21  $   0.31  $   0.46
                                                  =======  ========  ========
  Weighted average shares outstanding............  12,371    14,650    16,010
                                                  =======  ========  ========

          See accompanying notes to consolidated financial statements.

                          PRIME MEDICAL SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                              ISSUED
                           COMMON STOCK    CAPITAL IN ACCUMULATED TREASURY STOCK
                         ----------------- EXCESS OF   EARNINGS   ---------------   RECIPROCAL
                           SHARES   AMOUNT PAR VALUE   (DEFICIT)  SHARES  AMOUNT   STOCKHOLDINGS  TOTAL
                         ---------- ------ ---------- ----------- ------- -------  ------------- -------
                                              ($ IN THOUSANDS, EXCEPT SHARE DATA)
Balance, January 1,
 1993...................  9,922,458  $ 99   $43,779    $(30,243)      --  $  --       $ (642)    $12,993
 Net income for the
  year..................        --    --        --        2,539       --     --          --        2,539
 Exercise of stock
  options...............    136,000     2         4         --        --     --          --            6
 Issuance of common
  stock.................  4,400,205    44    14,807         --        --     --          --       14,851
 Acquisition of
  reciprocal
  stockholdings.........        --    --        --          --        --     --         (413)       (413)
                         ----------  ----   -------    --------   ------- ------      ------     -------
Balance, December 31,
 1993................... 14,458,663   145    58,590      27,704       --     --       (1,055)     29,976
 Net income for the
  year..................        --    --        --        4,504       --     --          --        4,504
 Exercise of stock
  options...............    136,000     1        41         --        --     --          --           42
 Purchase of treasury
  stock.................        --    --        --          --     30,000   (101)        --         (101)
                         ----------  ----   -------    --------   ------- ------      ------     -------
Balance, December 31,
 1994................... 14,594,663   146    58,631     (23,200)   30,000   (101)     (1,055)     34,421
 Net income for the
  year..................        --    --        --        7,204       --     --          --        7,204
 Exercise of stock
  options...............    135,000     1        69         --        --     --          --           70
 Reclassification of
  reciprocal
  stockholdings.........        --    --        --          --        --     --        1,055       1,055
                         ----------  ----   -------    --------   ------- ------      ------     -------
Balance, December 31,
 1995................... 14,729,663  $147   $58,700    $(15,996)   30,000 $ (101)     $  --      $42,750
                         ==========  ====   =======    ========   ======= ======      ======     =======


          See accompanying notes to consolidated financial statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                        ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Fee and other revenue collected................  $ 20,416  $ 25,017  $ 21,640
  Cash paid to employees, suppliers of goods and
   others........................................   (17,187)  (14,268)   (9,094)
  Interest received..............................       193       216       157
  Interest paid..................................      (550)     (785)   (1,275)
  Taxes paid.....................................      (220)     (662)     (530)
                                                   --------  --------  --------
        Net cash provided by operating
         activities..............................     2,652     9,518    10,898
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of lithotripter entities..............       --    (14,837)  (15,033)
  Proceeds from sale of investment in American
   Physicians Service Group, Inc. stock..........       --        --      2,753
  Purchases of equipment and leasehold
   improvements..................................      (406)     (602)     (473)
  Purchases of marketable securities.............        59       --        --
  Sale of net assets of diagnostic centers.......       --      2,350       --
  Line of credit fees............................       --       (866)     (367)
  Proceeds from sales of equipment...............       278       120        21
  Investments....................................        85       282       864
  Refund of deposit..............................       --        176       --
  Buyout of lease................................      (325)      --        --
  Preacquisition costs...........................      (427)      --        --
  Other..........................................      (154)      153        (6)
                                                   --------  --------  --------
        Net cash (used by) investing activities..      (890)  (13,224)  (12,241)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes payable & capital leases,
   exclusive of interest.........................    (1,530)   (8,780)   (9,588)
  Borrowings on notes payable....................     1,175    11,525    14,284
  Cash acquired from purchased entity............     1,402       --        --
  Distribution to minority interest..............       --       (440)   (1,644)
  Other..........................................         6       (59)       71
                                                   --------  --------  --------
        Net cash provided by financing
         activities..............................     1,053     2,246     3,123
                                                   --------  --------  --------
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS
 AND CASH, PLEDGED...............................     2,815    (1,460)    1,780
Cash, cash equivalents and cash, pledged,
 beginning of period.............................     1,557     4,372     2,912
                                                   --------  --------  --------
Cash, cash equivalents and cash, pledged, end of
 period..........................................  $  4,372  $  2,912  $  4,692
                                                   ========  ========  ========
Reconciliation of net income to net cash provided
 by operating activities
  Net income.....................................  $  2,539  $  4,504  $  7,204
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation and amortization................     1,818     2,975     3,195
    Provision for uncollectible accounts.........       970     2,078       771
    Minority interest in consolidated income.....       --        691     1,421
    Equity in earnings of affiliates.............      (134)      (86)   (1,234)
    Gain on sale of investment in American
     Physicians Service Group, Inc. stock........       --        --       (559)
    Other........................................       (97)       80       (33)
    Changes in operating assets and liabilities,
     net of effect of purchase transactions:
      Accounts receivable........................      (819)   (1,035)     (541)
      Notes receivable...........................       --       (206)    1,416
      Other receivables..........................        30       294       781
      Other current assets.......................        54        62      (447)
      Accounts payable...........................    (1,534)     (177)   (1,224)
      Accrued expenses...........................      (175)      338       148
                                                   --------  --------  --------
        Total adjustments........................       113     5,014     3,694
                                                   --------  --------  --------
        Net cash provided by operating
         activities..............................  $  2,652  $  9,518  $ 10,898
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements.




          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                           ($ IN THOUSANDS)
SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 In 1995, the Company acquired (1) 100% of the
  outstanding stock of a corporation which owns or
  manages eight lithotripter operations and (2) 70%
  interest in a lithotripter operation. These
  transactions are discussed further in Note D. The
  acquired assets and liabilities were as follows:
    Current assets decreased by........................                 $ 9,905
    Noncurrent assets increased by.....................                   2,491
    Goodwill increased by..............................                  19,553
    Current liabilities increased by...................                   7,249
    Noncurrent liabilities increased by................                   4,890
 In 1995, the Company retired a note payable to
  American Physicians Service Group, Inc. ("APS"). This
  note was retired by the Company transferring to APS
  shares of stock of APS that the Company owned. The
  effect of this transaction was as follows:
    Current assets decreased by........................                       3
    Investment in APS decreased by.....................                     301
    Notes payable decreased by.........................                     297
    Loss...............................................                       7
 Decrease investment in American Physicians Service
  Group, Inc. and Equity for reciprocal stockholding... $   413
 In 1994, the Company acquired (1) 100% of the
  outstanding stock of five corporations, which own or
  manage lithotripter operations and (2) assets, net of
  liabilities assumed of two lithotripter operations.
  These transaction are discussed in further detail in
  Note D. The acquired assets and liabilities were as
  follows:
    Current assets decreased by........................         $11,505
    Noncurrent assets increased by.....................             923
    Goodwill increased by..............................          20,257
    Current liabilities increased by...................           2,904
    Noncurrent liabilities increased by................           6,771
 In 1994, the Company sold its interests and terminated
  its management of four imaging centers. These
  transactions are discussed in further detail in Note
  E. The effect of these transactions was as follows:
    Current assets increased by........................           3,302
    Noncurrent assets decreased by.....................           3,368
    Goodwill decreased by..............................           2,193
    Current liabilities decreased by...................             851
    Noncurrent liabilities decreased by................           1,408

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONCLUDED)

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                           ($ IN THOUSANDS)
SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES--(Continued)
 In October 1993, the Company completed the acquisition
  of substantially all of the assets of the three
  Tennessee partnerships, which operate three mobile
  lithotripters and one fixed site lithotripter. The
  transaction was effective July 1, 1993. The effect of
  the acquisition has been included in the accompanying
  financial statements. The purchase price was
  4,400,205 shares of common stock, totalling $14,851.
  The acquired assets and liabilities were as follows:
    Current assets increased by........................ $ 1,916
    Noncurrent assets increased by.....................   1,162
    Goodwill increased by..............................  13,800
    Current liabilities increased by...................   1,887
    Noncurrent liabilities increased by................     140
 Related to the acquisition of the Tennessee
  partnerships, preacquisition costs of $506 which had
  been capitalized were reclassed from other noncurrent
  assets to goodwill.
 In June 1993, the Company retired a note payable to
  American Physicians Service Group, Inc. (APS). This
  note was retired by the Company transferring to APS
  shares of stock of APS that the Company owned. The
  effect of this transaction was as follows:
    Current assets increased by........................       7
    Investment in APS decreased by.....................     304
    Notes payable decreased by.........................     297
 The Company sold certain assets and transferred
  certain liabilities of a diagnostic imaging center
  effective March 31, 1993, for $375 which will be paid
  in installments in the future. The assets sold and
  liabilities transferred to the purchaser were as
  follows:
    Current assets increased by........................     265
    Fixed assets decreased by..........................     155
    Goodwill decreased by..............................     156
    Other noncurrent assets increased by...............     150
    Noncurrent liabilities increased by................     105

          See accompanying notes to consolidated financial statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION AND OPERATION OF THE COMPANY

  Prime Medical Services, Inc. ("Prime"), through its direct and indirect wholly-owned subsidiaries, provides non-medical management services to lithotripsy and cardiac rehabilitation centers. The Company operates lithotripters in the following 22 states: Alabama, Arizona, Arkansas, California, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Montana, New Mexico, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Washington, Wisconsin, West Virginia and Wyoming. In December, 1994, the Company sold its remaining interest in the diagnostic imaging centers that the Company owned or managed. (See Note E).

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 CONSOLIDATION

  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities more than 50% owned. Investments in entities in which the Company's investment is less than 50% ownership are accounted for by the equity method if significant influence is not present and ownership is between 20%-50%, or by the cost method if ownership is less than 20%. All significant intercompany accounts and transactions have been eliminated.

 CASH EQUIVALENTS

  The Company considers as cash equivalents demand deposits and all short-term investments with an original maturity of three months or less.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Major betterments are capitalized while normal maintenance and repairs are charged to operations. Depreciation is computed by the straight-line method using estimated useful lives of five to ten years. Leasehold improvements are generally amortized over ten years or the term of the lease, whichever is shorter. When assets are sold or retired, the corresponding cost and accumulated depreciation or amortization are removed from the related accounts and any gain or loss is credited or charged to operations.

 INVESTMENTS

  Effective June 1, 1995, the Company acquired a 32.5% interest in a limited liability company that operates a lithotripter facility in California. (See Note D). This investment is accounted for using the equity method of accounting.

  The Company has approximately a 1% ownership interest in the company that is its largest stockholder. Three of the Company's nine board members are also on the board of its largest stockholder. (See Note C). The Company's investment is accounted for using the cost method of accounting in 1995. In 1994, the Company accounted for its investment using the equity method, when the Company's ownership exceeded 20%.

  In December, 1994, the Company acquired 100% of the stock of three corporations, which are the managing general partners and own an approximate 20% interest in each of three partnerships. (See Note C). These investments are accounted for using the equity method of accounting.

  The Company, also, has an ownership interest of 50% in a joint venture that had owned a diagnostic imaging center, which was sold in August, 1994. (See Note E). This investment is accounted for using the equity method of accounting.

  Through December 31, 1995, the Company had recognized $519,000 in earnings using the equity method. This amount represents undistributed earnings from entities, in which the Company owns 50 percent or less.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

 INTANGIBLE ASSETS

  The Company records as goodwill the excess of the purchase price over the fair value of the net assets of acquired businesses. Goodwill is amortized over a period not to exceed forty years using the straight-line basis. Accumulated amortization at December 31, 1995 and 1994 is $2,873,000 and $993,000, respectively.

 REVENUE RECOGNITION

  Revenues generated from services are recognized as they are earned and include, under certain contracts, the reimbursement of contractually defined operating expenses.

  For the years ended December 31, 1995, 1994 and 1993, the amounts included in revenues that were reimbursement of contractually defined operating expenses were $82,000, $3,483,000 and $6,313,000, respectively.

  The Company's revenues are based upon collectibility of fees for services charged to hospitals, commercial insurance carriers and state and federal health care agencies.

  At December 31, 1995, approximately 22% of accounts receivable relate to centers located in Alabama, 18% relate to centers located in California, 16% relate to centers located in Florida and 11% relate to centers located in Georgia.

 RECIPROCAL STOCKHOLDINGS

  The Company had accounted for its investment in its largest shareholder's common stock on the equity basis prior to 1995. (See Note C). The Company's investment was reduced for the Company's pro rata interest in the common stock of the Company owned by such shareholder. This reduction was reflected in an offsetting charge to reciprocal stockholdings. When the Company's investment dropped below 5%, reciprocal stockholdings were eliminated.

 INCOME TAX

  Prior to 1993, the Company accounted for income taxes using the provisions of Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes." The Company provided for deferred income taxes for transactions that are recorded in one period for financial statements purposes and in another period for income tax purposes.

  In February 1992, the Financial Accounting Standards Board issued Statement No. 109, Accounting for Income Taxes. The Company adopted the new method of accounting for income taxes as of January 1, 1993. Statement 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the carrying amounts of existing assets and liabilities and their tax bases and operating loss carryforwards.

 INCOME PER SHARE

  Income per share is based on the weighted average number of shares of common stock and common stock equivalent shares outstanding during each period. In 1995, the Company issued convertible debt, in conjunction with certain lithotripsy acquisitions, which resulted in the computation of fully diluted earnings per share exceeding primary earnings per share by more than 3%.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

 LONG-LIVED ASSETS

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("Statement 121") in March 1995 for implementation in fiscal years beginning after December 15, 1995. The statement addresses the impact on an enterprise's financial statements when circumstances indicate the carrying amount of an asset may not be recoverable. The Company does not expect Statement 121 to have a material affect on the financial statements at adoption.

 POST RETIREMENT/POST EMPLOYMENT BENEFITS

  The Company's employee benefits do not extend beyond an employee's active employment. Consequently, no accrual for future benefits as prescribed in Statement of Financial Accounting Standards No. 106 and No. 112 has been recorded.

 DERIVATIVE FINANCIAL INSTRUMENTS

  The Company has not made use of derivative financial instruments as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments.

 NOTES RECEIVABLE

  Notes receivable are recorded at cost, less allowances for doubtful accounts when deemed necessary. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("Statement 114"), in May 1993 and the related Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures, in October 1994 for implementation in fiscal years beginning after December 15, 1994. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income, thereafter. The adoption of Statements 114 and 118 by the Company on January 1, 1995 did not have a material affect on the financial statements.

 STOCK-BASED COMPENSATION

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), in October 1995 for implementation in fiscal years beginning after December 15, 1995. The Company has not elected early adoption of Statement 123. Statement 123 becomes effective beginning in 1996 and will not have a material effect on the Company's financial position or results of operations. Upon adoption of Statement 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and will provide proforma disclosures of net income and earnings per share as if the fair value-based method prescribed by Statement 123 had been applied in measuring compensation expense.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

 ESTIMATES USED TO PREPARE FINANCIAL STATEMENTS

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

 RECLASSIFICATION

  Certain reclassifications have been made to amounts presented in previous years to be consistent with the 1995 presentation.

C. INVESTMENTS

 SOUTHERN CALIFORNIA

  Effective June 1, 1995, the Company acquired a 32.5% interest in a limited liability company that operates a fixed site lithotripter near Los Angeles, California. The purchase price was cash of $1,569,000. This transaction was accounted for using the purchase method of accounting.

 TEXAS, OHIO & LOUISIANA PARTNERSHIPS

  In December, 1994, the Company acquired all of the common stock of three corporations. Each corporation is the general partner and holds an approximate 20% interest in a limited partnership which operates a mobile lithotripter. Texas ESWL/Laser Lithotripter, Ltd. operates a mobile lithotripter in Texas, Oklahoma and Arkansas. Ohio Mobile Lithotripter, Ltd. operates a mobile lithotripter in Ohio. Arklatx Mobile Lithotripter, L.P. operates a mobile lithotripter in Louisiana.

  The purchase price paid by Prime for the common stock was $5,007,000 in cash. This transaction was accounted for using the purchase method of accounting effective December 1, 1994.

  The following is a condensed unaudited balance sheet for the three partnerships at December 31:

                                                             1994       1995
     Current assets...................................... $3,412,000 $4,327,000
     Non-current assets..................................  1,461,000    729,000
                                                          ---------- ----------
       Total assets...................................... $4,873,000 $5,056,000
                                                          ========== ==========
     Current liabilities................................. $1,327,000 $3,770,000
     Long-term liabilities...............................    874,000    311,000
     Partners' capital...................................  2,672,000    975,000
                                                          ---------- ----------
       Total liabilities and equity...................... $4,873,000 $5,056,000
                                                          ========== ==========

  The following is a condensed unaudited statement of earnings for the three partnerships for the year ended December 31:

                                                              1994       1995
     Total revenues....................................... $8,283,000 $8,469,000
     Total expenses.......................................  4,405,000  3,519,000
                                                           ---------- ----------
       Net income......................................... $3,878,000 $4,950,000
                                                           ========== ==========

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

 AMERICAN PHYSICIANS SERVICE GROUP, INC.

  At December 31, 1995 and 1994, the Company owned 50,000 and 772,000 shares respectively, of common stock representing approximately 1% and 22%, of the outstanding common stock of American Physicians Service Group, Inc. (APS). APS owned approximately 21% and 23%, respectively, of the outstanding common stock of the Company at December 31, 1995 and 1994. The Company's pro rata interest in its own shares of common stock has been included in stockholders' equity as reciprocal stockholdings prior to 1995. (See Note B).

  The Company occupies approximately 2,800 square feet of office space owned by APS. The Company also shares certain personnel with APS. The monthly rent and personnel cost is approximately $4,000.

  Condensed financial information for APS is as follows:

 CONDENSED BALANCE SHEET AT DECEMBER 31:

                                                        1994         1995
     Current assets................................. $10,135,000  $13,038,000
     Non-current assets.............................   9,783,000   10,702,000
                                                     -----------  -----------
       Total assets................................. $19,918,000  $23,740,000
                                                     ===========  ===========
     Current liabilities............................ $ 4,049,000  $ 5,572,000
     Long-term liabilities..........................     878,000      574,000
     Shareholders' equity...........................  14,991,000   17,594,000
                                                     -----------  -----------
       Total liabilities and equity................. $19,918,000  $23,740,000
                                                     ===========  ===========

 CONDENSED STATEMENT OF EARNINGS FOR THE YEARS ENDED DECEMBER 31:

                                                        1994         1995
     Total revenues................................. $17,737,000  $20,490,000
     Total expenses.................................  16,454,000   18,515,000
                                                     -----------  -----------
     Operating income...............................   1,283,000    1,975,000
     Equity in income of unconsolidated affiliate
      (Prime).......................................     950,000    1,508,000
     Minority interest in consolidated earnings.....      15,000          --
     Income tax expense.............................     798,000    1,108,000
     Loss from discontinued operations..............    (166,000)    (351,000)
                                                     -----------  -----------
       Net earnings................................. $ 1,254,000  $ 2,024,000
                                                     ===========  ===========

 SHASTA DIAGNOSTIC CENTER JOINT VENTURE

  In 1989, the Company acquired a 50% interest in Shasta Diagnostic Center Joint Venture ("Shasta"), a California general partnership. Shasta was formed for the purpose of operating and managing a diagnostic imaging center. In September, 1994, the joint venture sold the operating assets of the imaging center. The sales price was comprised of $450,000 cash, a promissory note for $450,000, bearing interest at 8% and the assumption of approximately $2,145,000 in debt and lease obligations. Condensed financial information for Shasta is as follows:

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

  Condensed balance sheet at December 31:

                                                               1994      1995
     Current assets........................................ $  394,000 $241,000
     Non-current assets....................................    276,000  123,000
                                                            ---------- --------
       Total assets........................................ $  670,000 $364,000
                                                            ========== ========
     Current liabilities................................... $   17,000 $ 18,000
     Venturers' capital....................................    653,000  346,000
                                                            ---------- --------
       Total liabilities and equity........................ $  670,000 $364,000
                                                            ========== ========

  Condensed statement of earnings for the years ended December 31:

                                                               1994      1995
     Total revenues........................................ $2,246,000 $ 28,000
     Gain on sale of center................................    658,000      --
     Total expenses........................................  2,275,000   21,000
                                                            ---------- --------
       Net income.......................................... $  629,000 $  7,000
                                                            ========== ========

D. ACQUISITIONS

  Effective October 1, 1995, the Company acquired 100% of the outstanding stock of Sun Medical Technologies, Inc. ("Sun"). Sun operates eight lithotripters servicing clients in California, Arizona, Montana, New Mexico, Washington and Wyoming. The purchase price was $16,150,000 consisting of cash of $9,438,000, deferred payments payable in January, 1996 of $2,687,000, notes payable of $4,025,000, and warrants to purchase 200,000 shares of the Company's common stock. The exercise price of the warrants represented the market price of the Company's common stock at the date the warrants were issued. The notes payable of $4,025,000 may be converted into 672,000 shares of the Company's common stock. Each noteholder may convert all or part of the outstanding note balance on the quarterly payment dates. This transaction was accounted for using the purchase method of accounting.

  Effective June 1, 1995, the Company acquired a 32.5% interest in a limited liability company that operates a fixed site lithotripter near Los Angeles, California. The purchase price was cash of $1,569,000. This transaction was accounted for using the purchase method of accounting.

  Effective July 1, 1995, the Company acquired an undivided 70% interest in a fixed site lithotripter located in Ft. Lauderdale, Florida. The purchase price was $5,550,000 consisting of cash of $3,885,000 and notes payable of $1,665,000, which can be converted into 326,000 shares of the Company's common stock. The noteholder may convert all of the balance outstanding on the note on the quarterly payment dates. The transaction was accounted for using the purchase method of accounting.

  Unaudited proforma combined statement of earnings for the years ended December 31, 1994 and 1995 of the Company and the acquisitions discussed previously assuming all were effective January 1, 1994 are as follows:

                                                            1994        1995
     Total revenues..................................... $37,859,000 $31,771,000
     Total expenses.....................................  31,665,000  23,851,000
                                                         ----------- -----------
       Net earnings..................................... $ 6,194,000 $ 7,920,000
                                                         =========== ===========

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

  Effective August 1, 1994, the Company acquired a mobile lithotripter operating in Birmingham, Alabama. The purchase price was cash of $2,863,000, notes payable of $2,620,000, and a warrant to purchase approximately 725,000 shares of the Company's common stock. The exercise price of the warrant represented the market price of the Company's common stock at the date the warrant was issued. This transaction was accounted for using the purchase method of accounting.

  In July, 1994, the Company acquired all of the outstanding stock of Alabama Renal Stone Institute, Inc. ("ARSI"), which owns a fixed-site lithotripter located in Birmingham, Alabama and had previously licensed the use of the lithotripter to a wholly-owned subsidiary of the Company. As a result, ARSI operates the lithotripter as a wholly-owned subsidiary of the Company, free of certain options that ARSI and its former owners had to terminate the license. The purchase price was $3,895,000, and has been accounted for using the purchase method of accounting.

  In April, 1994, the Company acquired an undivided 60% interest in certain assets, subject to 60% of certain liabilities of Metro Atlanta Stonebusters, Inc. ("MASI"), which operated a mobile lithotripter in the Atlanta, GA area. Prime paid to MASI $2,040,000 in cash and a promissory note issued in the amount of $3,700,000, bearing interest at 6%. Prime contributed its interest in the net assets acquired to Metro Atlanta Stonebusters, G.P. ("MASBGP") in exchange for a 60% general partnership interest in MASBGP, and MASI contributed its 40% interest to MASBGP for a 40% interest in MASBGP. This transaction was accounted for using the purchase method of accounting.

  In January, 1994, the Company acquired all of the outstanding capital stock of Fazio Consulting, Inc. ("FCI"), which operated two mobile lithotripters in seven states. The purchase price was cash of $950,000, the repayment of two promissory notes of FCI in the aggregate amount of $1,100,000, an earnout for the next five years based on 50% of the net income of FCI and was accounted for using the purchase method of accounting. At December 31, 1994, the Company calculated the earnout for the first year to be $559,000, and that amount has been recorded as goodwill. At December 31, 1995, the Company reached an agreement to settle the remaining four years of the earnout, along with a buyout of the remaining term of two tractor leases. The Company has recorded the $700,000 settlement as follows: $685,000 recorded to goodwill and $15,000 to acquire title to one tractor.

  Unaudited proforma combined statements of earnings for the years ended December 31, 1993 and 1994 of the Company and the acquisitions discussed previously assuming all were effective January 1, 1993 are as follows:

                                                            1993        1994
     Total revenues..................................... $27,904,000 $27,721,000
     Total expenses.....................................  23,714,000  22,044,000
                                                         ----------- -----------
       Net earnings..................................... $ 4,190,000 $ 5,677,000
                                                         =========== ===========

  Effective July 1, 1993, the Company acquired substantially all of the assets of each of Tennessee Institute for Stone Disease, Tennessee Valley Lithotripter and Lithotripter Associates (collectively referred to as the "Tennessee Partnerships"). In exchange for those assets, the Company issued 4,400,205 shares of common stock valued at $14,851,000 and assumed certain specified liabilities of the Tennessee Partnerships. The acquisition has been accounted for as a purchase. The total acquisition cost exceeded the fair value of the net assets acquired by approximately $14,307,000 and this amount is being amortized over a forty-year period on a straight-line basis.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

  Unaudited proforma combined statement of earnings for the year ended December 31, 1993 of the Company and the Tennessee Partnerships assuming the acquisition of the Tennessee Partnerships was effective January 1, 1993 is as follows:

     Total revenues................................................. $23,278,000
     Total expenses.................................................  19,690,000
                                                                     -----------
       Net earnings................................................. $ 3,588,000
                                                                     ===========

E. DISPOSITIONS

  In December, 1994, the Company sold its interest in the Grove Diagnostic Imaging Center. The Company received two promissory notes totaling $1,155,000 and the buyer assumed approximately $1,200,000 in contractual obligations.

  In December, 1994, the Company received $260,000 in cash for its equipment and termination of its management contract, related to an imaging center managed by the Company.

  In August, 1994, Shasta Diagnostic Center J.V., in which the Company owns a 50% interest, sold the operating assets of Shasta Diagnostic Imaging Center, a multi-modality imaging center. The sales price was comprised of $450,000 cash, a promissory note for $450,000, bearing interest at 8%, and the assumption of approximately $2,145,000 in debt and lease obligations.

  In August, 1994, the Company sold the operating assets of the Tower Diagnostic Center, a multi-modality imaging center located in Tampa, Florida. The sales price was comprised of $2,350,000 cash, a promissory note for $500,000, bearing interest at 7.25%, and the assumption of approximately $4,100,000 in capital and operating lease obligations. Summarized results of operations for the centers disposed of in 1994 were as follows:

     Fee revenues................................................... $8,292,000
     Cost of services and general and administrative expenses.......  6,705,000
     Depreciation and amortization..................................    941,000
                                                                     ----------
                                                                        646,000
     Interest income................................................     21,000
     Interest expense...............................................   (188,000)
     Other, net.....................................................      3,000
                                                                     ----------
       Net income................................................... $  482,000
                                                                     ==========

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

F. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments ("Statement 107"), requires that the Company disclose estimated fair values for its financial instruments as of December 31, 1994 and 1995:

                                                    1994             1995
                                              ---------------- ----------------
                                              CARRYING  FAIR   CARRYING  FAIR
                                               AMOUNT   VALUE   AMOUNT   VALUE
Financial assets:
  Cash....................................... $ 2,912  $ 2,912 $ 4,692  $ 4,692
  Notes receivable...........................   1,989    1,961     203      200
  Accounts receivable........................   2,980    2,980   4,109    4,109
  Other receivables..........................     572      572     183      183
  Investment in American Physicians Service
   Group, Inc................................   1,612    1,834     173      481
Financial liabilities:
  Debt.......................................  15,228   15,003  25,366   25,281
  Accounts payable...........................   2,453    2,453   4,814    4,814

  Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

 CASH

  The carrying amounts for cash approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

 NOTES RECEIVABLE

  The fair value of notes has been determined using discounted cash flows based on management's estimate of current interest rates for notes of similar credit quality.

 ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

  The carrying value of these receivables approximates the fair value due to their short-term nature and historical collectibility.

 INVESTMENT IN AMERICAN PHYSICIANS SERVICE GROUP, INC.

  The fair value of the stock is based on the last trade value at the end of the year.

 DEBT

  The carrying value of debt approximates fair value since the majority is primarily floating rate debt based on current market rates.

 ACCOUNTS PAYABLE

  The carrying value of the payables approximates fair value due to the short-term nature of the obligation.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

 LIMITATIONS

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities, property and equipment, equity investment in partnerships, goodwill, other noncurrent assets and accrued expenses. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

G. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1994         1995
   Legal fees.........................................  $  294,000   $  228,000
   Accrued group insurance costs......................     124,000      114,000
   Compensation and payroll related expense...........     465,000    1,114,000
   Taxes, other than income taxes.....................     162,000       92,000
   Accrued interest...................................     199,000      155,000
   Provision for closed centers.......................      75,000      221,000
   Income taxes payable...............................      91,000      384,000
   Dividends payable..................................         --       183,000
   Other..............................................     171,000      371,000
                                                        ----------   ----------
                                                        $1,581,000   $2,862,000
                                                        ==========   ==========

H. INDEBTEDNESS

  Outstanding long-term debts, other than bank debts, are as follows:

                                                             DECEMBER 31,
                                                        ----------------------
   INTEREST RATES                            MATURITIES    1994       1995
   None..................................... 1996-2006  $  733,000 $   320,000
   6% Note.................................. 1996-1997   3,700,000   1,967,000
   10% Note................................. 1996-1999         --    1,561,000
   11.25% -11.6%............................ 1996-1998     491,000     190,000
   60 Day Libor +2 1/2%..................... 1996-1998         --    3,690,000
   Prime....................................      1997   2,304,000   2,304,000
                                                        ---------- -----------
                                                         7,228,000  10,032,000
     Less current portion of long-term
      debt..................................             2,494,000   2,759,000
                                                        ---------- -----------
                                                        $4,734,000 $ 7,273,000
                                                        ========== ===========


  $145,000 of the non-interest bearing notes are unsecured. A non-interest bearing note in the amount of $175,000 is secured by a mobile lithotripter. The 6% note, in the principal amount of $1,967,000 at December 31, 1995 and $3,700,000 at December 31, 1994, is secured by a Security Agreement which conveys first security

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES title to the assets the lender sold to the Company as part of the acquisition by the Company of 60% of certain assets, subject to 60% of certain liabilities of Metro Atlanta Stonebusters, Inc. The 10% note is secured by a Security Agreement which grants a security interest in the Company's 70% undivided interest in the fixed site lithotripter in Florida. The note may be converted into the Company's common stock. (See Note D). The 11.25% to 11.6% notes are secured by medical and computer equipment. The 60-Day libor plus 2 1/2% notes are secured by certain security instruments which grant a security interest in the assets of Sun. The notes may be converted into the Company's common stock. (See Note D). The note bearing interest at prime is secured by a mobile lithotripter.

  Outstanding long-term notes payable--banks are as follows:

                                                             DECEMBER 31,
                                                        ----------------------
   INTEREST RATES                            MATURITIES    1994       1995
   60-day LIBOR plus 2 1/2%................. 1996-1998  $8,000,000 $15,050,000
   Prime + 1 1/2%...........................      1996         --      284,000
                                                        ---------- -----------
                                                         8,000,000  15,334,000
     Less current portion of long-term bank
      debt..................................                   --      284,000
                                                        ---------- -----------
                                                        $8,000,000 $15,050,000
                                                        ========== ===========

  In November, 1994, the Company established a $15,000,000 line of credit. In August, 1995, the Company's line of credit was amended, which raised the maximum amount from $15 million to $25 million. The outstanding balance up to $15,000,000 bears interest at the 60-Day LIBOR rate plus 2 1/2% in effect at the time of draws on the line of credit. The outstanding balance between $15,000,000 and $25,000,000 bears interest at the 60-day LIBOR rate plus 3%. The weighted average rate at December 31, 1995 was 8.5%. The line of credit is secured by accounts receivable, equipment and the 50,000 shares of APS stock owned by the Company. The line of credit matures in January, 1999. In conjunction with the amendment of the line of credit, the Company granted the lenders warrants that permit the lenders to purchase 170,000 shares of the Company's common stock beginning September 1, 1995 for $4.34 per share, which represented the market value at the time of the loan commitment. The warrants expire on the later of a) August 17, 1999, b) the date when the line of credit ceases following repayment of principal and interest, or c) 5 business days after the Company provides notice of the cessation of the credit arrangements under the line of credit. In conjunction with the origination of the line of credit, the Company granted the lenders warrants that permit the lenders to purchase 350,000 shares of the Company's common stock beginning September 1, 1995 for $2.89 per share, which represents the market value of the stock at the time of the loan commitment. The warrants expire on the later of a) October 31, 1998, b) the date when the line of credit ceases following repayment of principal and interest, or c) 5 business days after the Company provides notice of the cessation of the credit arrangements under the line of credit.

  The stated principal repayments for all indebtedness as of December 31, 1995 are payable as follows:

             1996.......................... $3,043,000
             1997..........................  8,937,000
             1998..........................  7,864,000
             1999..........................  5,487,000
             2000..........................        --
             Thereafter....................     35,000

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

I. COSTS OF SERVICES AND GENERAL AND ADMINISTRATIVE EXPENSES

  Costs of services and general and administrative expenses consist of the following:

                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                     DEC. 31, 1993 DEC. 31, 1994 DEC. 31, 1995
   Salaries, wages and benefits.....  $ 5,316,000   $ 5,460,000   $ 4,027,000
   Other costs of services..........    7,357,000     6,014,000     3,412,000
   Provision for bad debts..........      244,000       805,000       573,000
   General and administrative.......    1,666,000     1,454,000       718,000
   Legal and professional...........      879,000       677,000       659,000
   Other............................      404,000       867,000       668,000
                                      -----------   -----------   -----------
                                      $15,866,000   $15,277,000   $10,057,000
                                      ===========   ===========   ===========

J. COMMITMENTS AND CONTINGENCIES

  At December 31, 1995, minimum annual rental commitments under non-cancelable operating leases for equipment and office space, which may contain renewal and escalation clauses, are:

             1996............................ $230,000
             1997............................  157,000
             1998............................   27,000
             1999............................   28,000
             2000............................   14,000
             Thereafter......................      --

  Rent expense for equipment and office space for the years ended December 31, 1995 was $239,000, December 31, 1994 was $544,000 and December 31, 1993 was
$681,000.

  The Company sponsors a partially, self-insured group medical insurance plan. The plan is designed to provide a specified level of coverage, with stop-loss coverage provided by a commercial insurer. The Company's maximum claim exposure is limited to $35,000 per person per policy year. At December 31, 1995, the Company had 48 employees enrolled in the plan. The plan provides non-contributory coverage for employees and contributory coverage for dependents. The Company's contributions totaled $150,000 in 1995, $431,000 in 1994 and $394,000 in 1993.

K. COMMON STOCK OPTIONS


 1993 STOCK OPTION PLAN:

  On October 12, 1993, the Company adopted the 1993 Stock Option Plan which authorizes the grant of up to 2,000,000 shares to certain key employees, directors, and consultants and advisors to the Company. Options granted under the 1993 Stock Option Plan shall terminate after ten years from the date the option is granted, unless the option terminates sooner by reason of termination of employment, disability or death.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

  Information as to options outstanding is as follows:

                                            NUMBER OF
                                             SHARES   EXERCISE PRICE EXERCISABLE
Outstanding, January 1, 1994............... 1,156,000 $   .25-$3.875   843,000
  Granted..................................    65,000 $  3.00-$3.125
  Exercised................................   136,000 $   .25-$.5625
  Canceled.................................    30,000 $ 3.375-$3.875
                                            ---------
Outstanding, December 31, 1994............. 1,055,000 $   .25-$3.625   813,000
                                            =========
  Granted..................................    55,000 $3.875--$5.75
  Exercised................................   135,000 $  .25--$3.875
  Canceled.................................       --             --
                                            ---------
Outstanding, December 31, 1995.............   975,000 $  .25--$5.75    816,000
                                            =========

L. OTHER INCOME (EXPENSE)


  Included in other, net in the consolidated statements of operations are the following components:

                                                   YEARS ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1993     1994      1995
   Gain on sale of investment in American
    Physicians Service Group, Inc. stock.........      --       --   $559,000
   Equity in income of affiliates................  112,000    9,000       --
   Loss on sale of marketable securities.........      --   (43,000)      --
   Other income (expense)........................  101,000  (57,000)   88,000
                                                  -------- --------  --------
     Other, net.................................. $213,000 $(91,000) $647,000
                                                  ======== ========  ========

M. INCOME TAXES

  As discussed in Note B, the Company adopted Statement 109 as of January 1, 1993. There was no cumulative effect of change in accounting for income taxes since the valuation allowance at the date of implementation was equal to the net deferred tax asset. As a result of the Company being in a net loss carryforward position, no Federal income tax expense or benefit was recorded by the Company in 1993. The Company recognized $110,000 and $114,000 in Federal income tax expense for 1995 and 1994 respectively, consisting entirely of alternative minimum tax.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below.

                                                        1994         1995
   Deferred tax assets:
     Accounts receivable, principally due to
      allowance for doubtful accounts............... $   317,000  $    79,000
     AMT credit carryforwards.......................     114,000      374,000
     Net operating loss carryforwards...............   5,752,000    4,088,000
     Investment tax credit carryforwards............   1,200,000    1,200,000
     Accrued expenses deductible for tax purposes
      when paid.....................................     396,000      573,000
     Other..........................................     106,000      162,000
                                                     -----------  -----------
     Total gross deferred tax assets................   7,885,000    6,476,000
     Less valuation allowance.......................  (7,583,000)  (5,492,000)
                                                     -----------  -----------
     Net deferred tax assets........................     302,000      984,000
                                                     -----------  -----------
   Deferred tax liabilities:
     Property and equipment, principally due to
      differences in depreciation...................    (183,000)    (334,000)
     Investments in affiliated company, principally
      due to undistributed income...................     (93,000)    (430,000)
     Intangible assets, principally due to
      differences in amortization periods for tax
      purposes......................................     (26,000)    (460,000)
                                                     -----------  -----------
     Total gross deferred tax liabilities...........    (302,000)   1,224,000
                                                     -----------  -----------
     Net deferred tax liability.....................         --   $   240,000
                                                     ===========  ===========

  The valuation allowance for deferred tax assets as of January 1, 1995 was $7,583,000 with the change in the total valuation allowance for the year ended December 31, 1995 being a decrease of $2,091,000. The Company believes that the valuation allowance at December 31, 1995 is necessary due to uncertainties regarding the Company's use of the net operating loss carryforwards and tax credit carryforwards which could become limited in the event that the Company experiences a greater than 50% stock ownership change in a three-year period (as defined in the Internal Revenue Service regulations).

  At December 31, 1995, net operating loss carryforwards available to reduce future taxable income amounted to approximately $12,000,000 and expire through 2008. Investment tax credit carryforwards, which expire through 2000, amounted to $1,200,000 at December 31, 1995.

  Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1995. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

N. RELATED PARTY TRANSACTIONS

  See Notes B and C for additional related party transactions involving investments in affiliates.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

O. SUBSEQUENT EVENTS

  In March, 1996, the Company was informed by the holder of five notes, whose balances total $3,239,000 at December 31, 1995, that the noteholders were electing to convert some or all of the outstanding balances of their notes into 585,000 shares of the Company's common stock on March 31, 1996. (See Notes D and H).

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                         DECEMBER 31, MARCH 31,
                                                         ------------ ---------
                                                             1995       1996
                                                            ($ IN THOUSANDS)
                        ASSETS
Current assets:
  Cash.................................................    $  4,692   $  3,316
  Notes receivable.....................................         181        114
  Accounts receivable, less allowance for doubtful
   accounts of $214 in 1996
   and $232 in 1995....................................       4,109      3,574
  Other receivables....................................         183        391
  Deferred income taxes................................         770        770
  Prepaid expenses and other current assets............       1,003        798
                                                           --------   --------
    Total current assets...............................      10,938      8,963
Property and equipment:
  Equipment, furniture and fixtures....................       7,867      8,064
  Leasehold improvements...............................         113        113
                                                           --------   --------
                                                              7,980      8,177
  Less accumulated depreciation and amortization.......      (3,272)   ( 3,868)
                                                           --------   --------
    Property and equipment, net........................       4,708      4,309
Investment in American Physicians Service Group, Inc...         173        173
Equity investments.....................................       7,623      7,323
Goodwill, at cost, net of amortization.................      52,679     52,300
Other noncurrent assets................................       1,506      1,499
                                                           --------   --------
                                                           $ 77,627   $ 74,567
                                                           ========   ========
                      LIABILITIES
Current Liabilities:
  Current portion of long-term debt....................    $  3,043   $  1,511
  Accounts payable.....................................       4,814      1,127
  Accrued expenses.....................................       2,862      2,484
                                                           --------   --------
    Total current liabilities..........................      10,719      5,122
Long-term debt, net of current portion.................      22,323     17,467
Deferred income taxes..................................       1,212      1,212
                                                           --------   --------
    Total liabilities..................................      34,254     23,801
Minority interest......................................         623        730
                 STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 1,000,000 shares au-
 thorized; none outstanding............................         --         --
Common stock, $.01 par value, 40,000,000 shares
 authorized; 14,729,663 issued
 in 1995 and 15,807,269 issued in 1996.................         147        158
Capital in excess of par value.........................      58,700     63,968
Accumulated deficit....................................     (15,996)   (14,090)
Treasury stock at cost, 30,000 shares at December 31,
 1995..................................................        (101)       --
                                                           --------   --------
    Total stockholders' equity.........................      42,750     50,036
                                                           --------   --------
                                                           $ 77,627   $ 74,567
                                                           ========   ========

          See accompanying notes to consolidated financial statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         --------------------
                                                           1995       1996
                                                          ($ IN THOUSANDS,
                                                               EXCEPT
                                                           PER SHARE DATA)
Fee revenue:
  Lithotripsy:
    Fee revenues........................................ $   3,928  $   6,069
    Management fees.....................................        98        554
    Equity income.......................................       170        379
                                                         ---------  ---------
                                                             4,196      7,002
  Cardiac...............................................       310        222
                                                         ---------  ---------
                                                             4,506      7,224
                                                         ---------  ---------
Costs and expenses:
  Cost of services and general and administrative ex-
   pense................................................
    Lithotripsy.........................................     1,135      2,263
    Cardiac.............................................       292        159
    Corporate...........................................       536        599
                                                         ---------  ---------
                                                             1,963      3,021
  Depreciation and amortization.........................       671      1,149
                                                         ---------  ---------
                                                             2,634      4,170
                                                         ---------  ---------
Operating income........................................     1,872      3,054
Other income (deductions):
  Interest and dividends................................        43         22
  Interest expense......................................      (279)      (509)
  Other, net............................................        11         80
                                                         ---------  ---------
                                                              (225)      (407)
                                                         ---------  ---------
Income before provision for income taxes and minority
 interest...............................................     1,647      2,647
Minority interest in consolidated income................       214        477
Provision for income taxes..............................       152        264
                                                         ---------  ---------
Net income.............................................. $   1,281  $   1,906
                                                         =========  =========
Primary earnings per share:
  Net income............................................ $    0.09  $    0.12
                                                         =========  =========
  Weighted average shares outstanding...................    14,841     16,360
                                                         =========  =========
Fully diluted earnings per share:
  Net income............................................ $    0.09  $    0.12
                                                         =========  =========
  Weighted average shares outstanding...................    14,841     17,368
                                                         =========  =========

          See accompanying notes to consolidated financial statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1995       1996
                                                           ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Fee and other revenue collected........................ $   4,412  $   7,457
  Cash paid to employees, suppliers of goods and others..    (1,272)    (3,676)
  Interest received......................................        43         22
  Interest paid..........................................      (383)      (505)
  Income taxes paid......................................      (124)      (226)
                                                          ---------  ---------
    Net cash provided by operating activities............     2,676      3,072
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deferred payments on lithotripter entities acquired....       --      (3,387)
  Purchase of equipment and leasehold improvements.......      ( 10)      (229)
  Proceeds from sales of equipment.......................        11        --
  Distributions from investments.........................        77        646
  Purchase of investments................................       (46)       --
  Other..................................................       (15)      (101)
                                                          ---------  ---------
    Net cash provided by (used in) investing activities..        17     (3,071)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes payable, exclusive of interest.......    (2,852)    (1,138)
  Distributions to minority interest.....................      (262)      (369)
  Exercise of stock options..............................        31        130
                                                          ---------  ---------
    Net cash (used in) financing activities..............    (3,083)    (1,377)
                                                          ---------  ---------
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND
 CASH PLEDGED............................................      (390)    (1,376)
  Cash, cash equivalent and cash pledged, beginning of
   period................................................     2,912      4,692
                                                          ---------  ---------
  Cash, cash equivalents and cash pledged, end of peri-
   od.................................................... $   2,522  $   3,316
                                                          =========  =========
Reconciliation of net income to cash provided by operat-
 ing activities..........................................
  Net income............................................. $   1,281  $   1,906
  Adjustments to reconcile net income to cash provided by
   operating activities:
    Depreciation and amortization........................       671      1,150
    Provision for uncollectible accounts.................        59         35
    Disposal of equipment................................        20        --
    Equity in earnings of affiliates.....................      (168)      (382)
    Minority interest in consolidated income.............       214        477
    Write down of fixed assets...........................        14        --
    Changes in operating assets and liabilities, net of
     effect of purchase transactions:
      Notes receivable...................................     1,059         69
      Accounts receivable................................        35        499
      Other receivables..................................       352       (208)
      Other current assets...............................       129        206
      Accounts payable...................................      (871)      (301)
      Accrued expenses...................................     ( 119)      (379)
                                                          ---------  ---------
      Total adjustments..................................     1,395      1,166
                                                          ---------  ---------
      Net cash provided by operating activities.......... $   2,676  $   3,072
                                                          =========  =========

          See accompanying notes to consolidated financial statements

                         PRIME MEDICAL SERVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                  (UNAUDITED)

1. GENERAL

  The accompanying unaudited consolidated financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995 and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the financial position as of March 31, 1996 and the results of operations for the periods presented. These statements have not been audited or reviewed by the Company's independent certified public accountants. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

  The notes to consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities Exchange Commission should be read in conjunction with this Quarterly Report on Form 10-Q. There have been no significant changes in the information reported in those notes other than from normal business activities of the Company.

2. NONCASH INVESTING AND FINANCING ACTIVITIES:

  In March 1996, the Company was informed by the holder of seven notes, whose balances totaled $5,250,000 prior to conversion, that the noteholders elected to convert all of the outstanding balances of their notes into 921,000 shares of the Company's common stock.

  Also in March 1996, the Company was informed by the holders of certain warrants issued in conjunction with the Sun Medical acquisition in 1995, that the warrant holders would exercise their warrants. A provision in the warrant agreement permitted the warrant holder to exercise the warrant without any cash disbursement by the warrant holder. The number of shares issued to the warrant holder was reduced by an amount computed based on the number of warrants times the market price at the time of exercise. The Company issued 53,858 shares of the Company's common stock to the warrant holders.

3. SUBSEQUENT EVENTS:

  In April 1996, the Company acquired 100% of the stock of Lithotripters, Inc. for $88 million, which consisted of $70 million in cash and 1,636,364 shares of the Company's common stock.

  In conjunction with the above acquisition, the Company increased its bank facility with the Bank of Boston from $25 million to $90 million. The $50 million term loan bears an interest rate of LIBOR + 2 to 3%, payable monthly and requires quarterly principal payments beginning July, 1996, with the final payment in April 2001. The $40 million line of credit bears an interest rate of LIBOR + 2 to 3%, payable monthly and matures in April 2001.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Lithotripters, Inc.:

  We have audited the accompanying consolidated balance sheets of Lithotripters, Inc. (a North Carolina corporation) as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of Lithotripters' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lithotripters, Inc. as of December 31, 1993, 1994 and 1995, and the results of their operations and their cash flows for each of the three years then ended, in conformity with generally accepted accounting principles.

Charlotte, North Carolina,
March 1, 1996.

                              LITHOTRIPTERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                     AS OF DECEMBER 31, 1993, 1994 AND 1995

                                            1993          1994          1995
                ASSETS
 Cash and cash equivalents............  $ 15,626,188  $ 15,928,728  $ 17,521,037
 Accounts receivable, net.............    13,843,253    13,793,827    13,609,930
 Prepaid expenses.....................       730,036       691,622       775,090
                                        ------------  ------------  ------------
     Total current assets.............    30,199,477    30,414,177    31,906,057
 Property and equipment, net..........    26,692,004    23,798,256    21,848,863
 Other assets.........................       438,042       280,774       129,624
                                        ------------  ------------  ------------
                                        $ 57,329,523  $ 54,493,207  $ 53,884,544
                                        ============  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
   Accounts payable...................  $  1,900,038  $  1,865,185  $  2,371,939
   Accrued expenses...................       454,218       452,290       520,569
   Accrued distribution...............    13,663,944    14,557,517    14,661,070
   Notes payable, current portion.....     3,949,468     1,775,954     1,851,766
                                        ------------  ------------  ------------
     Total current liabilities........    19,967,668    18,650,946    19,405,344
 Notes payable........................     2,854,374     1,366,718     2,359,574
                                        ------------  ------------  ------------
     Total liabilities................    22,822,042    20,017,664    21,764,918
 Commitments and contingencies (Note
  5)
 Minority interests...................    24,065,639    22,963,915    21,552,837
                                        ------------  ------------  ------------
 Shareholders equity:
   Common stock par value, 100,000
    shares authorized,
    40,000 shares issued and
    outstanding.......................        39,250        39,250        39,250
   Other capital contributions........         3,727         3,727         3,727
                                        ------------  ------------  ------------
   Accumulated earnings...............    46,955,373    60,292,058    72,949,215
   Cumulative distributions...........   (36,556,508)  (48,823,407)  (62,425,403)
                                        ------------  ------------  ------------
     Total shareholders' equity.......    10,441,842    11,511,628    10,566,789
                                        ------------  ------------  ------------
                                        $ 57,329,523  $ 54,493,207  $ 53,884,544
                                        ============  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                              LITHOTRIPTERS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                           1993         1994         1995
Operating revenue...................... $59,997,288  $61,202,943  $59,214,624
Operating expenses:
  Salaries and benefits................   7,996,280    8,201,083    8,737,366
  Mobile unit expense..................   4,326,181    4,732,301    4,421,877
  Legal and professional fees..........   1,404,028    1,262,864    1,557,680
  Travel and entertainment.............   1,295,823    1,431,229    1,487,432
  Depreciation and amortization........   4,263,104    4,374,219    5,030,766
  Charges to affiliates................  (2,263,594)  (2,478,440)  (2,521,468)
  Other................................   1,824,528    2,328,729    1,862,368
                                        -----------  -----------  -----------
    Total operating expenses...........  18,846,350   19,851,985   20,576,021
                                        -----------  -----------  -----------
    Income from operations.............  41,150,938   41,350,958   38,638,603
                                        -----------  -----------  -----------
Interest expense.......................    (754,474)    (335,556)    (250,010)
Other income...........................     306,303      386,455      478,988
                                        -----------  -----------  -----------
Income before minority interest in
 consolidated income...................  40,702,767   41,401,857   38,867,581
Minority interest in consolidated
 income................................  27,635,913   28,065,172   26,210,424
                                        -----------  -----------  -----------
    Net income......................... $13,066,854  $13,336,685  $12,657,157
                                        ===========  ===========  ===========


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                              LITHOTRIPTERS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                     OTHER                                    TOTAL
                         COMMON     CAPITAL    ACCUMULATED  CUMULATIVE    SHAREHOLDERS'
                          STOCK  CONTRIBUTIONS  EARNINGS   DISTRIBUTIONS     EQUITY
Balance, December 31,
 1992................... $39,250    $3,727     $33,888,519 $(25,190,331)  $  8,741,165
  Net income............       0         0      13,066,854            0     13,066,854
  Distributions to
   shareholders.........       0         0               0  (11,366,177)   (11,366,177)
                         -------    ------     ----------- ------------   ------------
Balance, December 31,
 1993...................  39,250     3,727      46,955,373  (36,556,508)    10,441,842
  Net income............       0         0      13,336,685            0     13,336,685
  Distributions to
   shareholders.........       0         0               0  (12,266,899)   (12,266,899)
                         -------    ------     ----------- ------------   ------------
Balances, December 31,
 1994...................  39,250     3,727      60,292,058  (48,823,407)    11,511,628
  Net income............       0         0      12,657,157            0     12,657,157
  Distributions to
   shareholders.........       0         0               0  (13,601,996)   (13,601,996)
                         -------    ------     ----------- ------------   ------------
Balance, December 31,
 1995................... $39,250    $3,727     $72,949,215 $(62,425,403)  $ 10,566,789
                         =======    ======     =========== ============   ============



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                              LITHOTRIPTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                           1993          1994          1995
Cash flows from operating activities:
  Net income.........................  $ 13,066,854  $ 13,336,685  $ 12,657,157
  Adjustments to reconcile net income
   to net cash provided by operating
   activities--
   Depreciation and amortization.....     4,263,104     4,374,219     5,030,766
   Minority interest in consolidated
    income...........................    27,635,913    28,065,172    26,210,424
   Decrease (increase) in accounts
    receivable.......................      (620,043)       49,426       183,897
   Decrease (increase) in prepaid
    expenses.........................      (188,470)       38,414       (83,468)
   Decrease (increase) in other
    assets...........................       (54,999)            0         1,446
   Increase (decrease) in accounts
    payable..........................      (122,961)      (34,853)      506,754
   Increase (decrease) in accrued
    expenses.........................      (181,770)       (1,928)       68,279
                                       ------------  ------------  ------------
    Net cash provided by operating
     activities......................    43,797,628    45,827,135    44,575,255
                                       ------------  ------------  ------------
Cash flows from investing activities:
  Purchase of property and equipment,
   net...............................      (720,536)   (1,323,203)   (2,931,669)
                                       ------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from notes payable........     5,019,811     1,453,150     3,355,000
  Payments on notes payable..........    (5,293,744)   (5,114,320)   (2,286,332)
  Payments on capital leases.........    (6,761,990)            0             0
  Distributions to shareholders......    (9,110,328)  (11,373,326)  (13,498,443)
  Distributions to minority
   interests, net of contributions...   (25,939,268)  (29,166,896)  (27,621,502)
                                       ------------  ------------  ------------
    Net cash used in financing
     activities......................   (42,085,519)  (44,201,392)  (40,051,277)
                                       ------------  ------------  ------------
Net increase in cash and cash
 equivalents.........................       991,573       302,540     1,592,309
Cash and cash equivalents, beginning
 of year.............................    14,634,615    15,626,188    15,928,728
                                       ------------  ------------  ------------
Cash and cash equivalents, end of
 year................................  $ 15,626,188  $ 15,928,728  $ 17,521,037
                                       ============  ============  ============
Supplemental disclosure of cash flow
 information--cash paid during the
 year for interest...................  $    754,000  $    336,000  $    250,000
                                       ============  ============  ============


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                              LITHOTRIPTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994 AND 1995

1. ORGANIZATION AND OPERATIONS:

  Lithotripters, Inc. (Lithotripters) is a North Carolina corporation formed in 1987 for the purpose of sponsoring and managing medical service limited partnerships. Lithotripters serves as the general partner for each partnership with primarily local physicians (primarily urologists) holding the limited partnership units.

  Lithotripters, located in Fayetteville, North Carolina, is a provider of renal lithotripsy services. Lithotripsy involves the use of extracorporeal shock waves to pulverize kidney and ureteral stones. Lithotripters provides lithotripsy services primarily through a network of affiliated partnerships (the Partnerships) to hospitals located primarily in the Southern and Western sections of the United States. The Partnerships operate 23 self-contained mobile lithotripsy systems and two fixed-base systems, all of which feature the Siemens Medical Systems, Inc. Lithostar(TM) machine (the Lithostar). Lithotripters also directly owns and operates three mobile Lithostar units.

  Lithotripters is the managing general partner in each partnership and has an economic interest in each which varies from 20% to 58%. Lithotripters provides a wide array of other services to both the physician partners and the nonaffiliated physician users. As of December 31, 1995, Lithotripters had an ownership interest in the Partnerships as follows:

                                                                        YEAR
                                                          OWNERSHIP  OPERATIONS
                                                          PERCENTAGE COMMENCED
California Lithotripters Limited Partnership II.........     20.0%      1991
Fayetteville Lithotripters Limited Partnership--Arizona
 I......................................................     37.0       1989
Fayetteville Lithotripters Limited Partnership--Arkansas
 I......................................................     20.0       1990
Fayetteville Lithotripters Limited Partners--Louisiana
 I......................................................     22.0       1990
Fayetteville Lithotripters Limited Partnership--South
 Carolina I.............................................     39.0       1989
Fayetteville Lithotripters Limited Partnership--South
 Carolina II............................................     20.0       1989
Fayetteville Lithotripters Limited Partnership--Utah I..     24.0       1989
Fayetteville Lithotripters Limited Partnership--Virginia
 I......................................................     20.0       1990
Florida Lithotripters Partnership I.....................     20.0       1991
Indiana Lithotripters Limited Partnership...............     22.6       1991
San Diego Lithotripters Limited Partnership.............     20.0       1991
Tennessee Lithotripters Limited Partnership.............     33.0       1991
Texas Lithotripsy Limited Partnership I.................     45.5       1991
Texas Lithotripsy Limited Partnership II................     21.5       1991
California Lithotripters Limited Partnership III, L.P...     20.0       1991
Las Vegas Lithotripters Limited Partnership.............     27.0       1991
Montana Lithotripters Limited Partnership I.............     53.0       1992
Texas Lithotripsy Limited Partnership III...............     32.5       1991
Texas Lithotripsy Limited Partnership IV, L.P...........     50.0       1992
Texas Lithotripsy Limited Partnership V, L.P............     58.0       1993
Mountain Lithotripsy Limited Partnership................     44.0       1995

  Certain of the Partnerships have formed two additional joint venture partnerships to own and operate an additional Lithostar machine. The operations of these two joint ventures are included in the respective Partnerships' accounts.

  The income, losses and cash distributions of the Partnerships are allocated based on the respective ownership interests of the partners.

                              LITHOTRIPTERS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF PRESENTATION

  The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of Lithotripters and the Partnerships (collectively, the Company). The consolidated financial statements also include FastStart, Inc., an entity under common control by the shareholders of Lithrotripters which provides certain training services on behalf of the Company. The accounts of FastStart, Inc. are immaterial to these consolidated financial statements.

  Under the terms of the respective partnership agreements, Lithotripters, as the managing general partner, has the authority to make major financial decisions regarding the assets of the Partnerships without the approval of the limited partners. Due to the significant control exhibited by Lithotripters, the Partnerships have been consolidated in the accompanying financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation with the pro rata share of profit and losses and partners' capital of the Partnerships not owned by Lithotripters allocated to minority interest.

 CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with an original maturity of less than 90 days to be cash equivalents.

 REVENUE RECOGNITION

  Operating revenue is reported at the estimated realizable amounts from patients, hospitals and insurance providers including a significant amount of revenue funded by Medicare for services rendered. Billings in excess of the estimated realizable amounts generally represent amounts due from patients in excess of amounts paid by the patient's insurance provider or Medicare. Amounts that are considered highly uncollectible are recognized as revenue upon collection. The Company has negotiated agreements with some hospitals to provide lithotripsy services based on fee schedules. Certain agreements with hospitals provide for fees to be paid to the hospital based on varying percentages of revenues collected in connection with services rendered at that hospital. Revenue is recorded net of fees due hospitals. These agreements with the hospitals are generally renewed annually. No individual hospital is material to the consolidated financial statements. Revenue under certain agreements is subject to audit and retroactive adjustments. Provisions for estimated settlements and adjustments are estimated in the period the related services are rendered and adjusted in the period the final settlement is determined.

 ACCOUNTS RECEIVABLE

  The Company records accounts receivable at the estimated realizable amounts which include contractual adjustments for amounts to be paid by the patient insurance providers, Medicare, hospitals and estimated uncollectible amounts. Accordingly, no reserve for doubtful accounts is necessary.

PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Major betterments to equipment are capitalized while normal maintenance and repairs are charged to operations. Depreciation on construction in progress commences upon being placed in service.

                              LITHOTRIPTERS, INC.

                                               1993        1994        1995
   Building................................ $   145,007 $   145,007 $   145,336
   Lithostar machines......................  30,928,994  32,398,994  32,826,578
   Mobile units............................   7,497,733   7,644,501   7,829,643
   Other equipment.........................     438,500     475,396     507,755
   Other vehicles..........................      68,842     104,561     131,824
   Leasehold improvements..................     631,045     665,686     665,686
   Construction in process.................     380,000      22,500     168,655
                                            ----------- ----------- -----------
     Total.................................  40,090,121  41,456,645  42,275,477
   Accumulated depreciation................  13,398,117  17,658,389  20,426,614
                                            ----------- ----------- -----------
     Net total............................. $26,692,004 $23,798,256 $21,848,863
                                            =========== =========== ===========

  Depreciation is provided over the estimated useful lives as follows:

                                                         METHOD     USEFUL LIVES
   Buildings......................................... Straight-line     20 years
   Lithostar machines................................ Straight-line     10 years
   Mobile units...................................... Straight-line     10 years
   Other equipment and vehicles...................... Accelerated   5 to 7 years
   Leasehold improvements............................ Accelerated   5 to 7 years

 INCOME TAXES

  Lithotripters and FastStart, Inc. have elected to be treated as an S Corporation for federal and state income tax purposes. Under current tax law, the income or loss of the Partnerships is included in the income tax return of the partners. As such, income or loss of the Company, including its pro rata share of partnership income, is included in the income tax returns of the shareholders. Accordingly, no provision for income taxes has been recorded in the accompanying consolidated financial statements. However, certain states in which the Company or the Partnerships operate do impose certain franchise and income taxes. Included in other operating expenses are franchise and income tax expenses of approximately $138,000 for 1993, $242,000 for 1994 and $193,000 for 1995.

 MANAGEMENT ESTIMATES AND RISK OF OPERATIONS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, the Company's revenues are derived primarily from the use of the Lithostar machines. As such, the future operations would be significantly impacted by the development of a new technology or an alternative procedure.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of those instruments. The carrying amount of notes payable approximates fair value at December 31, 1995.

                              LITHOTRIPTERS, INC.

3. TRANSACTIONS WITH AFFILIATES:

  Lithotripters provides managerial, operational and other support services to the Partnerships after formation. As the managing general partner, Lithotripters receives a management fee for supervising the Partnerships' operations and business affairs. Generally, under the terms of the individual partnership agreements, such management fees equate to the greater of $8,000 or 7.5% of individual partnership cash flow (as defined) per month. Such management fees amounted to approximately $3,129,000 for 1993, $3,347,000 for 1994 and $3,390,000 for 1995. Such amounts have been eliminated in consolidation.

  In addition, Lithotripters is reimbursed by the Partnerships for certain administrative expenses incurred on behalf of the Partnerships, such as direct administrative salaries and benefits, rent and office supplies. Such reimbursement, which is based on the number of patients served by each partnership divided by the total number of patients served by all partnerships, amounted to approximately $2,436,062 for 1993, $2,715,370 for 1994 and $2,729,531 for 1995. Such amounts have been eliminated in consolidation.

  Lithotripters provides similar services and certain equipment to two affiliated entities and charged $2,263,594 for 1993, $2,478,440 for 1994 and $2,521,468 for 1995. These charges are recorded as charges to affiliates on the accompanying consolidated statements of income.

  In 1993, the Company purchased $335,000 of equipment from an affiliated entity.

  Lithotripters' corporate offices are owned by certain shareholders of Lithotripters and are leased to Lithotripters. The rent expense was approximately $108,000 for 1995, $111,000 for 1994 and $108,000 for 1993.

4. NOTES PAYABLE:

  Notes payable are as follows:

                                             1993        1994        1995
   Equipment loans bearing interest at
    prime plus .25%, secured by certain
    equipment............................ $ 5,522,628 $ 3,142,672 $ 4,211,340
   Notes payable bearing interest at
    prime plus .25%, secured by accounts
    receivable...........................   1,199,300           0           0
   Other.................................      81,914           0           0
                                          ----------- ----------- -----------
                                          $ 6,803,842 $ 3,142,672 $ 4,211,340
                                          =========== =========== ===========

  Future principal payments on notes payable are as follows:

             1996......................... $ 1,851,766
             1997.........................     937,149
             1998.........................     964,475
             1999.........................     457,950
                                           -----------
                                           $ 4,211,340
                                           ===========

                              LITHOTRIPTERS, INC.

5. COMMITMENTS AND CONTINGENCIES:

  The Company carries malpractice insurance coverage with Healthcare Insurance Services, Inc. which is a secondary form of insurance which covers medical professionals once their primary insurance has been exhausted. There are no significant malpractice claims which have been asserted against the Company. Incidents occurring through December 31, 1995, may result in the assertion of claims arising from services provided to patients in the past. Management believes that future claims, if asserted, would be settled within the limits of its insurance coverages.

  The Federal Trade Commission (FTC) has investigated two of the Partnerships to determine whether they pose an unreasonable threat to competition. The Company's counsel has recently been advised by the director of the Bureau of Competition that the FTC staff has recommended that these investigations be closed. Based upon the Company's counsel's experience with the FTC, the Company expects the investigation to be formally closed.

  The Company has entered into an agreement with an investment advisor whereby the advisor would be entitled to a fee in the event Lithotripters and/or certain affiliates are sold to a third party.

  The Company has a facility lease with certain shareholders expiring in December 2000. The Company will have annual minimum operating lease payments of approximately $120,000 in 1996 through 2000.

  The Company has entered into an agreement to purchase equipment in 1996 for one of the partnerships for approximately $1,000,000.

6. PENSION PLAN:

  The Company makes contributions to a defined contribution pension plan for qualified employees of the Company included in these consolidated financial statements, as defined in the plan agreement. Contributions are based on employee's compensation during the plan year. The Company contributed approximately $422,000, $498,000 and $557,000 during 1993, 1994 and 1995, respectively.

                              LITHOTRIPTERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                      DECEMBER 31, 1995 AND MARCH 31, 1996

                                               DECEMBER 31, 1995 MARCH 31, 1996
                                                                  (UNAUDITED)
                                                        (IN THOUSANDS)
                    ASSETS
Cash and cash equivalents.....................     $ 17,521         $ 14,639
Accounts receivable, net......................       13,610           12,547
Prepaid expenses..............................          775              992
                                                   --------         --------
    Total current assets......................       31,906           28,178
Property and equipment, net...................       21,849           21,770
Other assets..................................          130               61
                                                   --------         --------
                                                   $ 53,885         $ 50,009
                                                   ========         ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable............................     $  2,372         $  2,513
  Accrued expenses............................          520              697
  Accrued distribution........................       14,661           10,818
  Notes payable, current portion..............        1,852              463
                                                   --------         --------
    Total current liabilities.................       19,405           14,491
Notes payable.................................        2,360            5,132
                                                   --------         --------
    Total liabilities.........................       21,765           19,623
Minority interests............................       21,553           20,339
Shareholders' equity:
  Common stock, no par value, 100,000 shares
   authorized, 40,000 shares issued and
   outstanding................................           39               39
  Other capital contributions.................            4                4
  Accumulated earnings........................       72,949           75,943
  Cumulative distributions....................      (62,425)         (65,939)
                                                   --------         --------
    Total shareholders' equity................       10,567           10,047
                                                   --------         --------
                                                   $ 53,885         $ 50,009
                                                   ========         ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets

                              LITHOTRIPTERS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                     THREE MONTHS ENDED THREE MONTHS ENDED
                                       MARCH 31, 1995     MARCH 31, 1996
                                                (IN THOUSANDS)
Operating revenue...................      $13,654            $14,308
Operating expenses:
  Salaries and benefits.............        2,106              2,359
  Mobile unit expense...............        1,134                956
  Legal and professional fees.......          244                487
  Travel and entertainment..........          441                424
  Depreciation and amortization.....        1,036              1,129
  Charges to affiliates.............         (584)              (655)
  Other.............................          623                713
                                          -------            -------
    Total operating expenses........        5,000              5,413
                                          -------            -------
    Income from operations..........        8,654              8,895
Interest expense....................          (63)               (53)
Other income........................           65                241
                                          -------            -------
Income before minority interest in
 consolidated income................        8,656              9,083
Minority interest in consolidated
 income.............................        5,953              6,089
                                          -------            -------
    Net income......................      $ 2,703            $ 2,994
                                          =======            =======


  The accompanying notes to consolidated financial statements are an integral part of these statements

                              LITHOTRIPTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                                   THREE MONTHS   THREE MONTHS
                                                      ENDED          ENDED
                                                  MARCH 31, 1995 MARCH 31, 1996
                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income.....................................    $  2,703       $  2,994
  Adjustments to reconcile net income to net cash
   provided by operating activities--............
   Depreciation and amortization.................       1,036          1,129
   Minority interest in consolidated income......       5,953          6,089
   Decrease in accounts receivable, net..........         645          1,063
   Increase in prepaid expenses..................        (280)          (217)
   Decrease (increase) in other assets...........         (30)            49
   Increase in accounts payable..................         529            141
   Increase in accrued expenses..................         121            177
                                                     --------       --------
    Net cash provided by operating activities....      10,677         11,425
                                                     --------       --------
Cash flows from investing activities:
  Purchase of property and equipment.............        (189)        (1,029)
                                                     --------       --------
Cash flows from financing activities:
  Proceeds from notes payable....................         165          1,900
  Payments on notes payable......................        (716)          (517)
  Distributions to shareholders..................      (4,500)        (4,900)
  Distributions to minority interests, net of
   contributions.................................     (10,003)        (9,761)
                                                     --------       --------
    Net cash used in financing activities........     (15,054)       (13,278)
                                                     --------       --------
Net decrease in cash and cash equivalents........      (4,566)        (2,882)
Cash and cash equivalents, beginning of period...      15,929         17,521
                                                     --------       --------
Cash and cash equivalents, end of period.........    $ 11,363       $ 14,639
                                                     ========       ========


  The accompanying notes to consolidated financial statements are an integral part of these statements

                              LITHOTRIPTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

  The unaudited consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of Lithotripters, Inc. (Lithotripters) and certain limited partnerships of which Lithotripters is the general partner (collectively, the Company).

  The accompanying unaudited consolidated financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995, and reflect all adjustments (which consist of normal recurring adjustments), in the opinion of management, necessary to present fairly the financial position as of March 31, 1996, and the results of operations and cash flows for the periods presented. These statements have not been audited by the Company's independent public accountants. The operating results for the interim periods are not necessarily indicative of results for the full year.

  Certain information and footnote disclosures required for complete financial statements have been condensed or omitted. The notes to consolidated financial statements appearing in the Company's audited financial statements for the year ended December 31, 1995, should be read in conjunction with these interim financial statements. There have been no significant changes in the information reported in those notes other than from normal business activities of the Company and the matter discussed in Note 2 below.

2. SUBSEQUENT EVENT:

  In April 1996, 100% of the common stock of Lithotripters was acquired by Prime Medical Services, Inc. for $88 million, which consisted of $70 million in cash and 1,636,364 shares of Prime's common stock.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                 MARCH 31, 1996
                          ------------------------------------------------------------------
                                       HISTORICAL      LITHO
                          HISTORICAL LITHOTRIPTERS, ACQUISITION    OFFERING       PRO FORMA
                           COMPANY        INC.      ADJUSTMENTS   ADJUSTMENTS    AS ADJUSTED
                                           (IN THOUSANDS) (UNAUDITED)
         ASSETS
Current Assets:
  Cash and cash
   equivalents..........   $  3,316     $14,639                                   $ 17,955
  Accounts receivable,
   trade, net...........      3,574      12,547                                     16,121
  Other current assets..      2,073         992                                      3,065
                           --------     -------       -------      --------       --------
    Total current
     assets.............      8,963      28,178             0             0         37,141
Property and equipment,
 net....................      4,309      21,770        (9,770)(F)                   16,309
Intangible assets, net..     52,300                    86,437 (E)                  131,914
                                                       (6,823)(H)
Equity investments......      7,323                                                  7,323
Other assets............      1,672          61          (800)(1)                      933
                           --------     -------       -------      --------       --------
    Total assets........   $ 74,567     $50,009       $69,044      $      0       $193,620
                           ========     =======       =======      ========       ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of
   long-term debt.......   $  1,511     $   463       $ 5,000 (E)  $ (5,000)(G)   $  1,974
  Accounts payable......      1,127       2,513           547 (E)                    4,187
  Accrued expenses and
   other current
   liabilities..........      2,484      11,315         2,200 (1)                   16,199
                           --------     -------       -------      --------       --------
    Total current
     liabilities........      5,122      14,491         7,747        (5,000)        22,360
Long-term debt, net of
 current portion........     17,467       5,132        65,000 (E)   (79,479)(G)      8,120
Other liabilities.......      1,212                                                  1,212
Minority interest.......        730      20,339        (6,546)(F)                   14,523
Stockholders' Equity:
  Common stock..........        158          39            16 (E)        63 (G)        237
                                                          (39)(H)
  Capital in excess of
   par value............     63,960           4        15,874 (E)    84,416 (G)    164,258
                                                           (4)(H)
  Accumulated earnings
   (deficit)............    (14,090)     10,004        (3,224)(F)                  (14,090)
                                                       (6,780)(H)
                                                       (3,000)(I)
                           --------     -------       -------      --------       --------
    Total stockholders'
     equity.............     50,036      10,047         2,843        84,479        147,405
                           --------     -------       -------      --------       --------
    Total liabilities
     and stockholders'
     equity.............   $ 74,567     $50,009       $69,044      $      0       $193,620
                           ========     =======       =======      ========       ========

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                         ----------------------------------------------------------------
                                                      LITHO
                         HISTORICAL LITHOTRIPTERS, ACQUISITION    OFFERING     PRO FORMA
                          COMPANY        INC.      ADJUSTMENTS   ADJUSTMENTS  AS ADJUSTED
                                    -----------------------------------------------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fee Revenue.............  $ 7,224      $14,308                                  $21,532
Costs and expenses:
  Cost of services and
   general and
   administrative
   expenses.............    3,021        4,284                                    7,305
  Depreciation and
   amortization.........    1,149        1,129           (31)B                    2,247
                          -------      -------       -------       ------       -------
                            4,170        5,413           (31)           0         9,552
                          -------      -------       -------       ------       -------
Operating income........    3,054        8,895            31            0        11,980
Other income
 (deductions):
  Interest and
   dividends............       22                                                    22
  Interest expense......     (509)         (53)       (1,488)(C)    1,795(G)       (255)
  Other, net............       80          241                                      321
                          -------      -------       -------       ------       -------
                             (407)         188        (1,488)       1,795            88
Income before provision
 for income taxes and
 minority interest......    2,647        9,083        (1,457)       1,795        12,068
Minority interest in
 consolidated income....      477        6,089           354 (B)                  6,920
Provision for income
 taxes..................      264                         95 (D)      144(D)        503
                          -------      -------       -------       ------       -------
Net income..............  $ 1,906      $ 2,994       $(1,906)(1)   $1,651       $ 4,645
                          =======      =======       =======       ======       =======
Primary earnings per
 share:
  Net income............  $  0.12                                               $  0.20
  Weighted average
   shares outstanding...   16,360                      1,702 (E)    5,455(G)     23,517
Fully Diluted earnings
 per share:
  Net income............  $  0.12                                               $  0.19
  Weighted average
   shares outstanding...   17,368                      1,702 (E)    5,456(G)     24,526

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A) Includes historical results of the 1995 Acquisitions and related adjustments for goodwill, interest on debt incurred and additional shares issued in connection with the acquisitions for the period prior to acquisitions.
(B) Reflects the amortization of goodwill associated with the Litho Acquisition and the reduction in depreciation expense due to the purchase price accounting adjustment to reduce book value of equipment to fair value. The reduction in depreciation expense is partially allocated to minority interest.
(C) Reflects additional interest expense attributable to debt incurred in conjunction with the Litho Acquisition.
(D) Represents an adjustment to reflect income tax expense at an assumed effective state tax rate of 6% and an effective federal tax rate of 2%, both as a result of utilization of the NOL. Without the benefit of the NOL, and at an assumed combined state and federal income tax rate of 40%, the Company's pro forma income tax expense would have been $8,522,000 net income would have been $12,784,000 and earnings per share would have been $.53 for the year ended December 31, 1995 and the Company's pro forma income tax expense would have been $2,059,000 net income would have been $3,089,000 and earnings per share would have been $.13 for the three months ended March 31, 1996.
(E) To the issuance of 1,636,364 shares of the Company's Common Stock and stock options issued to key employees of Lithotripters, Inc.
(F) Reflects adjustment to fair value for equipment acquired in conjunction with the Litho Acquisition.
(G) Reflects reduced interest resulting from the application of the proceeds of the Company's offering of 5,000,000 shares of Common Stock and the Warrant Exercise to reduce principal on the Senior Credit Facility.
(H) To record the elimination of Lithotripters, Inc.'s Common Stock, capital in excess of par value, and accumulated earnings.
(I) Excludes a nonrecurring write-off of approximately $3 million of costs associated with the financing of the Litho Acquisition.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                              FOR THE YEAR ENDED DECEMBER 31, 1995
                         ---------------------------------------------------------------------------------
                                         1995         HISTORICAL
                         HISTORICAL  ACQUISITIONS   LITHOTRIPTERS, ACQUISITIONS    OFFERING     PRO FORMA
                          COMPANY   AND ADJUSTMENTS      INC.      ADJUSTMENTS    ADJUSTMENTS  ADJUSTMENTS
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fee revenue.............  $23,195       $ 7,717        $59,215                                   $90,127
Costs and expenses:
  Cost of services and
   general and
   administrative
   expenses.............   10,057         3,552         15,545                                    29,154
  Depreciation and
   amortization.........    3,195         1,515          5,031           (640)(B)                  9,101
                          -------       -------        -------       --------       ------       -------
                           13,252         5,067         20,576           (640)           0        38,255
                          -------       -------        -------       --------       ------       -------
Operating income........    9,943         2,650         38,639            640            0        51,872
Other income
 (deductions):
  Interest and
   dividends............      152                                                                    152
  Interest expense......   (1,231)       (1,626)          (250)        (5,950)(C)    7,181(G)     (1,876)
  Other, net............      647            60            479                                     1,186
                          -------       -------        -------       --------       ------       -------
                             (432)       (1,566)           229         (5,950)       7,181          (538)
Income before provision
 for income taxes and
 minority interest......    9,511         1,084         38,868         (5,310)       7,181        51,334
Minority interest in
 consolidated income....    1,421           633         26,210          1,763 (B)                 30,027
Provision for income
 taxes..................      886                                         483 (D)      574(D)      1,943
                          -------       -------        -------       --------       ------       -------
Net income..............  $ 7,204       $   451        $12,658       $(7,556) (1)   $6,607       $19,364
                          =======       =======        =======       ========       ======       =======
Primary earnings per
 share:
  Net income............    $0.47                                                                  $0.84
  Weighted average
   shares outstanding...   15,298            62                         1,702 (E)    5,926(G)     22,988
Fully Diluted earnings
 per share:
  Net income............    $0.46                                                                  $0.82
  Weighted average
   shares outstanding...   16,010           991                         1,702 (E)    5,417(G)     24,120

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A) Includes historical results of the 1995 Acquisitions and related adjustments for goodwill, interest on debt incurred and additional shares issued in connection with the acquisitions for the period prior to acquisitions.
(B) Reflects the amortization of goodwill associated with the Litho Acquisition and the reduction in depreciation expense due to the purchase price accounting adjustment to reduce book value of equipment to fair value. The reduction in depreciation expense is partially allocated to minority interest.
(C) Reflects additional interest expense attributable to debt incurred in conjunction with the Litho Acquisition.
(D) Represents an adjustment to reflect income tax expense at an assumed effective state tax rate of 6% and an effective federal tax rate of 2%, both as a result of utilization of the NOL. Without the benefit of the NOL, and at an assumed combined state and federal income tax rate of 40%, the Company's pro forma income tax expense would have been $8,522,000 net income would have been $12,784,000 and earnings per share would have been $.53 for the year ended December 31, 1995 and the Company's pro forma income tax expense would have been $2,059,000 net income would have been $3,089,000 and earnings per share would have been $.13 for the three months ended March 31, 1996.
(E) To the issuance of 1,636,364 shares of the Company's Common Stock and stock options issued to key employees of Lithotripters, Inc.
(F) Reflects adjustment to fair value for equipment acquired in conjunction with the Litho Acquisition.
(G) Reflects reduced interest resulting from the application of the proceeds of the Company's offering of 5,000,000 shares of Common Stock and the Warrant Exercise to reduce principal on the Senior Credit Facility.
(H) To record the elimination of Lithotripters, Inc.'s Common Stock, capital in excess of par value, and accumulated earnings.
(I) Excludes a nonrecurring write-off of approximately $3 million of costs associated with the financing of the Litho Acquisition.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CRE-ATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  10
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Pro Forma Consolidated Financial Statements..............................  13
Selected Consolidated Financial and
 Operating Data..........................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  23
Management...............................................................  30
Principal and Selling Stockholders.......................................  35
Description of Capital Stock.............................................  36
Underwriting.............................................................  37
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  40
Legal Matters............................................................  42
Experts..................................................................  42
Available Information....................................................  42
Documents Incorporated by Reference......................................  42

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               9,907,240 SHARES

                                    [LOGO]

                         PRIME MEDICAL SERVICES, INC.

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

PRUDENTIAL SECURITIES INCORPORATED


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 4, 1996

PROSPECTUS                                [LOGO]
   , 1996

                                9,907,240 SHARES
                          PRIME MEDICAL SERVICES, INC.
                                  COMMON STOCK

  Of the 9,907,240 shares of Common Stock being offered hereby, 1,981,448 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering") and 7,925,792 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"). See "Underwriting." Of the 9,907,240 shares of Common Stock being offered, 5,000,000 shares are being sold by the Company and 4,907,240 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. On June 3, 1996, the last sale price of the Common Stock as reported on The Nasdaq National Market was $19.50 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                   PRICE   UNDERWRITING   PROCEEDS  PROCEEDS TO
                                   TO THE DISCOUNTS AND    TO THE   THE SELLING
                                   PUBLIC COMMISSIONS(1) COMPANY(2) STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.........................  $          $            $           $
Total(3).......................... $          $            $           $
- --------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses estimated at $750,000, which will be paid by the Company.
(3) The Company has granted the International Managers an option, exercisable within 30 days of the date hereof, to purchase up to 297,217 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. The Company has also granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 1,188,869 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to the Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $   , $
    and $   , respectively. See "Underwriting."

  The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New York
on or about   , 1996.

DONALDSON, LUFKIN & JENRETTE             PRUDENTIAL-BACHE SECURITIES (U.K.) INC.
     SECURITIES CORPORATION

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CRE-ATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF COMMON STOCK OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE PUBLIC OFFERS OF SECU-RITIES REGULATIONS 1995, THE FINANCIAL SERVICES ACT 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE COMMON STOCK IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH. SEE "UNDERWRITING."

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  10
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Pro Forma Consolidated Financial Statements..............................  13
Selected Consolidated Financial
 and Operating Data......................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  23
Management...............................................................  30
Principal and Selling Stockholders.......................................  35
Description of Capital Stock.............................................  36
Underwriting.............................................................  37
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  40
Legal Matters............................................................  42
Experts..................................................................  42
Available Information....................................................  42
Documents Incorporated by Reference......................................  42

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               9,907,240 SHARES

                                    [LOGO]

                         PRIME MEDICAL SERVICES, INC.

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                    PRUDENTIAL-BACHE SECURITIES (U.K.) INC.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The Registrant estimates that expenses payable by it in connection with the offering described in this Registration Statement (other than underwriting fees and commissions) will be as follows:

   Securities and Exchange Commission registration fee................ $ 69,250
   NASD filing fee....................................................   20,600
   Nasdaq Listing Application.........................................   17,500
   Printing and mailing expenses......................................  150,000
   Accounting fees and expenses.......................................  200,000
   Legal fees and expenses............................................  264,000
   Blue sky fees and expenses.........................................   10,000
   Transfer Agent fees and expenses...................................    3,500
   Miscellaneous......................................................   15,150
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

  The Selling Stockholders will pay no expenses related to the offering except underwriting discounts, commissions, transfer taxes and their attorney's fees, if any.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Ten of the Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of the Registrant or (ii) while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

  Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers and has obtained such insurance.

  The preceding discussion of the Registrant's Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

  The Registrant has entered into indemnity agreements with certain of its directors and officers. Pursuant to these agreements, the Registrant will, to the extent permitted under applicable law, indemnify these persons against all judgments, expenses, fines and penalties incurred in connection with the defense or the settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Registrant or that they assumed certain responsibilities at the direction of the Registrant.

ITEM 16.  EXHIBITS.


     (1)  Form of Underwriting Agreement

     (5)  Opinion of Small, Craig & Werkenthin, P.C.

    (23)  (a) Consent of Small, Craig & Werkenthin, P.C. (included in
             Exhibit 5)

          (b) Consent of KPMG Peat Marwick LLP

          (c) Consent of Arthur Andersen LLP

    (24) Powers of Attorney (included in the signature pages of this Registration Statement)

ITEM 17.  UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1)(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (ii) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933;

    (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas on June 4, 1996.

                                         Prime Medical Services, Inc.

                                                  /s/ Kenneth S. Shifrin
                                         By ___________________________________
                                           Kenneth S. Shifrin, Chairman of the
                                                          Board

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth S. Shifrin, Joseph Jenkins, M.D. and Cheryl L. Williams and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       TITLE                 DATE

       /s/ Kenneth S. Shifrin         Chairman of the Board    June 4, 1996
- ------------------------------------   and Director
         KENNETH S. SHIFRIN


      /s/ Joseph Jenkins, M.D.        President, Chief         June 4, 1996
- ------------------------------------   Executive Officer
        JOSEPH JENKINS, M.D.           and Director


        /s/ Cheryl Williams           Chief Financial          June 4, 1996
- ------------------------------------   Officer, Vice
         CHERYL WILLIAMS               President--Finance
                                       and Secretary
                                       (Chief Accounting
                                       Officer)

         /s/ Paul R. Butrus           Director                  June 4, 1996
- ------------------------------------
           PAUL R. BUTRUS


     /s/ Jack R. Chandler, M.D.       Director                  June 4, 1996
- ------------------------------------
       JACK R. CHANDLER, M.D.

     /s/ William E. Foree, M.D.       Director                 June 4, 1996
- ------------------------------------
       WILLIAM E. FOREE, M.D.

              SIGNATURE                         TITLE              DATE

           /s/ Irwin Katz               Director               June 4, 1996
- -------------------------------------
             IRWIN KATZ

       /s/ William A. Searles           Director               June 4, 1996
- -------------------------------------
         WILLIAM A. SEARLES

    /s/ Michael J. Spalding, M.D.       Director               June 4, 1996
- -------------------------------------
      MICHAEL J. SPALDING, M.D.

                               INDEX TO EXHIBITS

                                                                    SEQUENTIAL
 EXHIBITS                                                           PAGE NUMBER
 --------                                                           -----------
  (1) Form of Underwriting Agreement.
  (5) Opinion of Small, Craig & Werkenthin, P.C.
 (23) (a) Consent of Small, Craig & Werkenthin, P.C. (included in
      Exhibit 5).
      (b) Consent of KPMG Peat Marwick LLP.
      (c) Consent of Arthur Andersen LLP.
 (24) Powers of Attorney (included in the signature pages of this
      Registration Statement)